UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 9, 2019

Dear Shareholder:

You are cordially invited to attend the Navigant Consulting, Inc. (the “Company”) 2019 Annual Meeting of Shareholders of (the “annual meeting”), which will be conducted via live audio webcast on Tuesday, May 14, 2019, at 10:00 a.m., Central time. This year’s annual meeting with be a completely “virtual” meeting of shareholders. You will be able to attend the virtual annual meeting, vote your shares and submit questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/NCI2019. We are excited to embrace virtual annual meeting technology, which we believe provides expanded access, improved communications and cost and time savings for our shareholders and the Company. Hosting a virtual annual meeting enables increased stockholder attendance and participation from locations around the world.

During the virtual meeting, you may ask questions and vote electronically. To participate, you will need the 16-digit control number included in your proxy materials or on your proxy card. We encourage you to allow ample time for online check-in, which will begin at 9:45 a.m., Central time. Please note that there is no in-person meeting for you to attend.

Details about how to attend the meeting online, submit questions during the meeting, and the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Please read the enclosed information and our 2018 Annual Report, which includes our Form 10-K for the year ended December 31, 2018, carefully before voting your proxy.

Your vote is important and we encourage you to vote your shares as soon as possible to ensure your shares are represented at the meeting. Even if you plan to attend the annual meeting via the live webcast, please authorize your proxy or direct your vote by following the instructions related to each of your voting options described in the Proxy Statement. You may vote your shares by Internet, telephone or mail pursuant to the instructions included on the enclosed proxy card or voting instruction card. We encourage you to use the first option and vote by Internet. Even if you submit a vote prior to the annual meeting, you will have an opportunity to change your earlier vote and vote again during the annual meeting.

We look forward to your attendance and participation in this year’s annual meeting.

Sincerely,

Julie M. Howard

Chairman and Chief Executive Officer

NAVIGANT CONSULTING, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:00 a.m., Central time, on May 14, 2019

Place:	Live audio virtual annual meeting webcast at www.virtualshareholdermeeting.com/NCI2019

Agenda:	The purposes of the meeting are to:

1.	Elect the nine nominees identified in the Proxy Statement to the Company’s Board of Directors to serve for one-year terms;

2.	Approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement;

3.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2019; and

4.	Transact any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

Record Date:	If you were a shareholder of record at the close of business on March 29, 2019, you are entitled to notice of, and to vote at, the annual meeting.

Whether or not you plan to attend the annual meeting via the live webcast, we urge you to vote your shares as promptly as possible. Please return your proxy card or voting instruction form promptly in the mail or vote via the Internet or phone using the instructions on the proxy card. If you receive more than one proxy card because your shares are registered in different names or addresses, each proxy card should be signed and returned if you are voting by mail, or voted separately if you are voting via the Internet or phone, to assure that all of your shares are represented at the annual meeting. If you mail the proxy card or voting instruction card in the envelope provided, no postage is required if mailed from within the United States. Even if you submit a vote prior to the annual meeting, you will have an opportunity to vote again during the annual meeting and automatically revoke your earlier proxy as further described in the enclosed Proxy Statement.

We have also enclosed the Proxy Statement and 2018 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2018, with this Notice of Annual Meeting.

By Order of the Board of Directors,

Monica M. Weed

Secretary

Chicago, Illinois

April 9, 2019

You can find detailed information regarding voting in the section entitled “Questions and Answers” in the enclosed Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2019

The Notice of Annual Meeting and Proxy Statement are available on our website at

www.navigant.com/2019proxy. The 2018 Annual Report to Shareholders, which includes our Form 10-K for the year ended December 31, 2018, is available on our website at

www.navigant.com/2018annualreport.

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY OVER THE INTERNET

BY VISITING WWW.PROXYVOTE.COM

OR BY TELEPHONE (800) 690-6903

OR

MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

NAVIGANT CONSULTING, INC.

PROXY STATEMENT FOR 2019 ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement and the accompanying proxy card are being mailed or otherwise furnished to our shareholders on or about April 9, 2019 in connection with the solicitation of proxies by our Board of Directors (the “Board”) for the 2019 Annual Meeting of Shareholders of Navigant Consulting, Inc. which will be held on May 14, 2019 at 10:00 a.m., Central time, via live webcast accessible at www.virtualshareholdermeeting.com/NCI2019.

The words “we,” “us,” “our” and the “Company” used throughout this Proxy Statement refer to Navigant Consulting, Inc.

Our principal executive offices are currently located at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. Our telephone number is (312) 573-5600.

QUESTIONS AND ANSWERS

Q:	What is a proxy and proxy statement?

A:

A proxy is a document, also referred to as a “proxy card,” on which you authorize someone else to vote for you in the way that you want to vote at the 2019 annual meeting of shareholders of the Company, which we refer to as the “annual meeting,” to be held on May 14, 2019, at 10:00 a.m., Central time via live audio webcast, accessible at www.virtualshareholdermeeting.com/NCI2019.

A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (“SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card. This Proxy Statement and the accompanying proxy card for our 2019 Annual Meeting of Shareholders are being solicited by our Board.

Q:	Who is entitled to vote?

A:

Only holders of our common stock as of the close of business on the record date, March 29, 2019, are entitled to vote at the annual meeting. Each outstanding share of our common stock is entitled to one vote. There were 39,059,802 shares of our common stock outstanding as of the close of business on March 29, 2019.

Q:	What am I being asked to vote on at the annual meeting?

A:	At the annual meeting, our shareholders will be asked to:

•	elect the nine nominees identified in this Proxy Statement to our Board for one-year terms (see page 5);

•	approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement (see page 61);

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 (see page 62); and

•	transact any other business properly brought before the meeting or any adjournments or postponements of the meeting.

Q:	How do I cast my vote?

A:

If you hold your shares directly in your own name, you are a “registered shareholder” and may vote your shares at the annual meeting or complete and submit a proxy by mail, telephone or the Internet prior to the meeting. If your shares are registered in the name of a broker or other nominee, you are a “street-name shareholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I attend the annual meeting?

A:

This year’s annual meeting will be a completely virtual meeting of shareholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a Company shareholder as of the close of business on March 29, 2019 or if you hold a valid proxy to vote at the annual meeting.

You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCI2019. You will also be able to vote your shares electronically at the annual meeting. To participate, you will need your 16-digit control number included in your proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.

The meeting will begin promptly at 10:00 a.m., Central time. We encourage you to access the meeting prior to the start time. Online access will open at 9:45 a.m., Central time, and you should allow ample time to log in to the meeting webcast and test your computer audio system.

We recommend that you carefully review the procedures needed to gain admission in advance. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate online.

Q:	What will I need to attend the virtual annual meeting?

A:

If you were a shareholder of record as of the close of business on March 29, 2019, or you hold a valid proxy for the annual meeting, you may attend the Annual Meeting, vote, and submit a question during the Annual Meeting by visiting www.virtualshareholdermeeting.com/NCI2019 and using your 16-digit control number to enter the meeting. If you are not a shareholder of record but hold shares as a beneficial owner in street name, you may be required to provide proof of beneficial ownership, such as your most recent account statement as of the Record Date, a copy of the voting instruction form provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Annual Meeting.

Q:	Why a virtual annual meeting?

A:

We are excited to embrace virtual annual meeting technology, which we believe provides expanded access, improved communications and cost and time savings for our shareholders and the Company. As we learned when we previously hosted a virtual annual meeting of stockholders in 2017, hosting a virtual annual meeting enables increased stockholder attendance and participation from locations around the world. We believe the cost and time savings afforded by a virtual meeting encourages more shareholders to attend the meeting.

You will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NCI2019. You will also be able to vote your shares electronically at the annual meeting. We encourage you to vote your shares prior to the annual meeting to ensure they are represented. Even if you submit a vote prior to the annual meeting, you will have an opportunity to vote again during the annual meeting and automatically revoke your earlier vote.

Q:	What if during the check-in period or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual shareholder meeting login page (www.virtualshareholdermeeting.com/NCI2019):

Q:	How do I submit questions for the annual meeting?

A:	Shareholders who wish to submit questions may do so during the live webcast of the meeting at www.virtualshareholdermeeting.com/NCI2019.

Q:	How do I vote by mail, telephone or the Internet?

A:

If you are a registered shareholder, you may vote by telephone or the Internet by following the instructions on your proxy card. If you are a street-name shareholder, your broker or other nominee will provide a voting instruction form for you to use in directing your broker or other nominee how to vote your shares.

If you vote by mail, your proxy card must be received by the close of business on May 13, 2019.

If you vote by telephone, you must do so by 11:59 p.m. on May 13, 2019.

If you vote via the Internet, you must do so by 11:59 p.m. on May 13, 2019.

Q:	Can I change my vote (revoke my proxy) after I have voted?

A:

A subsequent vote by any means will override your prior vote by revoking your previously submitted proxy. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you wish to change your vote by mail, registered shareholders may revoke a properly executed proxy by submitting a letter addressed to and received by our corporate secretary at our principal executive office address by the close of business on May 13, 2019, or by voting live during the meeting. The last vote received prior to the annual meeting will be the one counted. If you are a registered shareholder, you may also change your vote by voting your shares at the annual meeting. Street-name shareholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact their broker or other nominee directly.

Q:	What does it mean if I receive more than one proxy card?

A:

The receipt of more than one proxy card indicates that your shares are held in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted at the annual meeting. We encourage you to register all your accounts in the same name and address. To do so, registered shareholders may contact our transfer agent, Computershare, by mail at P.O. Box 50500, Louisville, Kentucky 40233 or by telephone at 800-522-6645. Street-name shareholders holding their shares through a broker or other nominee should contact their broker or other nominee and request consolidation of their accounts.

Q:	What is householding?

A:

SEC rules allow us to deliver a single set of proxy materials and annual report to one physical address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials and annual report to multiple shareholders who share an address, unless we have received different instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials and annual report, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the annual meeting materials, contact Broadridge by telephone at (866) 540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and are receiving multiple copies of our proxy materials and wish to receive only one copy of future proxy statements and annual reports for your household, please contact Broadridge at the above telephone number or address.

Q:	What are “broker non-votes”?

A:

A broker non-vote occurs when a broker, bank or other nominee lacks discretionary authority to vote on a proposal and the beneficial owner of the shares has not provided an instruction as to how to vote those shares. If you are a street-name shareholder and you do not instruct your broker, bank or other nominee how to vote your shares, under the rules of the New York Stock Exchange (“NYSE”), your broker, bank or other nominee may vote your shares on “routine” matters only. The proposal to ratify the appointment of our independent registered public accounting firm (Proposal 3) is the only routine matter being presented at the annual meeting and, therefore, may be voted upon by your broker, bank or other nominee in its discretion. If brokers exercise this discretionary voting authority on Proposal 3, such shares will be considered present at the annual meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the annual meeting (Proposals 1 and 2), which are considered “non-routine.” Broker non-votes will have no effect on these proposals.

If you hold your shares in street name, you are strongly encouraged to cast your vote by instructing your broker, bank, or other nominee on how to vote if you want your vote to be counted at the annual meeting.

Q:	What makes a quorum?

A:

A majority of the outstanding shares entitled to vote, present or represented by proxy at the annual meeting, constitutes a quorum. A quorum is necessary to conduct business at the annual meeting. Abstentions are counted as shares present and entitled to vote for purposes of determining whether a quorum is present. As explained below under “What are ‘broker non-votes?,” shares held in “street name” by brokers or other nominees for which voting instructions are not received will not be counted as shares present for purposes of determining whether a quorum is present if such brokers or other nominees exercise their discretionary voting authority on Proposal 3.

Q:	What vote is required to elect the nominees for director and approve the other proposals?

A:	For each proposal, the vote required for approval is set forth below:

Proposal 1: Each nominee for director will be elected if the total votes cast “FOR” the nominee’s election exceed the total votes cast “AGAINST” the nominee’s election.

Proposal 2: The compensation paid to our named executive officers, as disclosed in this Proxy Statement, will be approved, on an advisory basis, by our shareholders if a majority of the outstanding shares entitled to vote, present or represented by proxy at the annual meeting, vote “FOR” the proposal.

Proposal 3: The appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019 will be ratified by our shareholders if a majority of the outstanding shares entitled to vote, present or represented by proxy at the annual meeting, vote “FOR” the proposal.

Abstentions will have no effect on the election of directors. Abstentions will have the same effect as a vote “against” the remaining proposals. Broker non-votes will have no effect on the proposals.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:

If you are a registered shareholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxy holders will vote your shares on the proposals set forth in this Proxy Statement in accordance with the Board’s recommendations. With respect to any other matter that is properly brought before the annual meeting, the proxy holders will vote the proxies held by them in their discretion.

Q:	Who may attend the annual meeting?

A:

Any shareholder as of the close of business on March 29, 2019, the record date, may attend the annual meeting. You may log into the live webcast by visiting www.virtualshareholdermeeting.com/NCI2019 and entering the 16-digit control number included on your proxy card or in the instructions that accompanied your proxy materials.

Q:	Who bears the expense of this Proxy Statement and the solicitation of proxies?

A:

We will bear all expenses of the solicitation of proxies, including expenses of preparing and mailing or otherwise furnishing this Proxy Statement. We have retained MacKenzie Partners, Inc. (“MacKenzie”) to act as a proxy solicitor in connection with the annual meeting. The Company has agreed to pay MacKenzie customary compensation for its services plus reimbursement for reasonable out-of-pocket expenses incurred during the solicitation. MacKenzie has advised us that its total fees are estimated to be $17,500 in connection with the solicitation. The Company has also arranged to indemnify MacKenzie against certain liabilities arising from or in connection with the engagement.

In addition, our officers, directors and employees may solicit proxies in person or by telephone, facsimile or other means of communication. They will not receive any additional compensation for, but they may be reimbursed for out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of our proxy materials to brokerage firms, nominees, fiduciaries and custodians to forward to our street-name shareholders and will reimburse those brokerage firms and other nominees for their reasonable expenses in forwarding our solicitation materials to our street-name shareholders.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED, SIGNED AND DATED PROXY CARD PROMPTLY BY MAIL, OR VOTE BY TELEPHONE OR THE INTERNET, TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIA THE LIVE WEBCAST.

PROPOSAL 1

ELECTION OF DIRECTORS

Pursuant to our Restated Certificate of Incorporation, all of our directors are subject to annual election. The size of our Board is currently fixed at nine directors. Kevin M. Blakely, Cynthia A. Glassman, Julie M. Howard, Stephan A. James, Rudina Seseri, Michael L. Tipsord, Kathleen E. Walsh, Jeffrey W. Yingling and Randy H. Zwirn have been nominated for election to the Board at the 2019 annual meeting of our shareholders. If elected at the annual meeting, they will serve for one-year terms and until their successors are elected and qualified. Their terms will expire at the 2020 annual meeting of our shareholders

The Board unanimously recommends that our shareholders vote “FOR” the election of each of the nominees.

Shares represented by executed proxy cards will be voted “FOR” the election of the nine nominees unless your proxy card is marked otherwise (if you are a registered shareholder) or you have provided a different instruction to your broker (if you are a street-name shareholder). We have no reason to believe that any of the nominees would be unable or unwilling to serve if elected. However, if any nominee becomes unable or unwilling to serve, proxies may be voted for the election of another person nominated as a substitute by the Board.

Under our By-Laws, in uncontested elections, each director nominee will be elected by vote of a majority of the votes cast with respect to such nominee’s election (in other words, the number of shares voted “FOR” a director nominee exceeds the number of shares voted “AGAINST” that director nominee, with abstentions and broker non-votes not counted as a vote cast either “FOR” or “AGAINST” that nominee’s election).

If an incumbent director is not elected, the director is required to promptly tender his or her resignation to the Board. The nominating and governance committee (or another committee designated by the Board) will then make a recommendation to the Board as to whether to accept or reject the resignation of the director, or whether other action should be taken. The Board will act on the resignation and publicly disclose (in the manner provided in our By-Laws) its decision regarding the tendered resignation of the director and the rationale behind the decision within 90 days following certification of the election results. The Board may extend that 90-day period by an additional period of up to 90 days if it determines that the extension is in the best interests of the Company and our shareholders. The director who has tendered his or her resignation may not participate in the recommendation of the nominating and governance committee or the decision of the Board with respect to his or her resignation. If the incumbent director’s resignation is not accepted by the Board, the director will continue to serve until his or her successor is elected and qualified.

Certain biographical information for each of the nominees is set forth in the following section. Also set forth therein is a description of the specific experience, qualifications, attributes and skills of each nominee for director that were considered by the Board, in light of the Company’s current business needs and long-term operating strategy, in concluding that these individuals should serve on the Board.

Nominees for Election at the 2019 Annual Meeting for One-Year Terms Expiring at the 2020 Annual Meeting

Consistent with the Company’s ongoing effort to maintain a highly qualified, independent board with relevant expertise to guide the Company going forward, the nominating and governance committee and the Board believe a broad range of characteristics, including skills and experience, as well as diversity and demographic factors are important considerations in selecting director nominees. As part of that effort, the Company has added five new Board members over the last five years. The nominees, whose information appears below, reflect those efforts.

Kevin M. Blakely Age 67 Director since May 2016

Mr. Blakely currently serves as President and Chief Executive Officer of KMB Financial, LLC, a consulting and advisory service firm which provides services to financial institutions and firms serving the financial industry. Mr. Blakely founded the firm in 2012. Previously, he served as Senior Advisor to Oliver Wyman Group, a global management consulting firm, and as a member of its Advisory Board of Directors, from April 2015 to May 2016. From April 2012 to April 2015, Mr. Blakely held the position of Senior Advisor to Deloitte & Touche LLP, a major international accounting and consulting firm, and from June 2009 to January 2012, held the office of Senior Executive Vice President and Chief Risk Officer for Huntington Bancshares. Prior to that, Mr. Blakely held several senior positions including at KeyCorp, and also served as Chief Executive Officer of the Risk Management Association. Mr. Blakely is currently a member of the board of directors of HSBC North American Holdings, Inc., having joined that board in 2013, where he serves as chair of the compliance committee and a member of the risk committee. Mr. Blakely holds a Bachelor’s degree in Finance from Southern Illinois University and a Master’s degree in Business Administration from Case Western Reserve University.

Key experience, qualifications, attributes and skills:

Mr. Blakely brings more than 40 years of financial services experience to the Board and provides us strategic insights and valuable relationships within the financial services sector, an area of key strategic focus for the Company. As one of the country’s leading financial risk management experts, he provides valuable perspectives as it relates to risk oversight and our risk management programs.

Cynthia A. Glassman Age 71 Director since October 2009

Dr. Glassman was appointed by President George W. Bush as Under Secretary for Economic Affairs at the U.S. Department of Commerce from 2006 to 2009 and as Commissioner of the SEC from 2002 to 2006 including Acting Chairman during the summer of 2005. Dr. Glassman has spent over 40 years in the public and private sectors focusing on financial services regulatory and public policy issues, including 12 years at the Federal Reserve and over 15 years in financial services consulting. Dr. Glassman joined the board of Discover Financial Services in 2009 and currently serves as a director and the chairman of its audit committee. In February 2019, Dr. Glassman was appointed to the Dow Jones Special Committee, which was established as part of the acquisition of Dow Jones & Co by News Corp. In addition, she is a Senior Research Scholar at the Institute for Corporate Responsibility at the George Washington University Business School and an Honorary Fellow of Lucy Cavendish College, University of Cambridge, England. Dr. Glassman received a Bachelor of Arts degree in Economics from Wellesley College and a Master of Arts degree and a Ph.D. in Economics from the University of Pennsylvania.

Key experience, qualifications, attributes and skills:

Dr. Glassman holds a Ph.D. in Economics and served as the Under Secretary for Economic Affairs at the U.S. Department of Commerce which enable her to provide us with key insights on the state of the economy and its potential effects on our business. In addition, Dr. Glassman served as a Commissioner at the SEC and brings a thorough and unique perspective to regulatory and corporate governance issues. She also spent 12 years at the Federal Reserve and served as a consultant practitioner for over 15 years, with particular focus on issues facing the financial services industry (which is one of the key industries to which we provide our services) and risk management, and brings a keen understanding of the Company’s business model and retention strategies. In addition, she has deep experience in strategic issues and possesses the ability to identify market trends and specific business development opportunities and contacts of importance to us.

Julie M. Howard Age 56 Director since March 2012 Chairman since May 2014

Ms. Howard has served as our Chief Executive Officer and a member of the Board since March 2012 and as Chairman of the Board since May 2014. She served as our President from 2006 to March 2012 and Chief Operating Officer from 2003 to March 2012. From 2001 to 2003, Ms. Howard was the Company’s Vice President and Human Capital Officer. Prior to 2001, Ms. Howard held a variety of consulting and operational positions, including with the Company. Ms. Howard is currently a member of the board of directors of InnerWorkings Inc., which she joined in 2012, and ManpowerGroup Inc., which she joined in 2016. Ms. Howard also serves on the Medical Center Board for Ann & Robert H. Lurie Children’s Hospital of Chicago and is a founding member of the Women’s Leadership and Mentoring Alliance (WLMA). Ms. Howard is a past member of the board of directors of Kemper Corporation, where she served from 2012 to 2015, and the Association of Management Consulting Firms, the Dean’s Advisory Board of the Business School of the University of Wisconsin-Madison and the Board of Governors for the Metropolitan Planning Council in Chicago. Ms. Howard is a graduate of the University of Wisconsin, with a Bachelor of Science degree in Finance. She has also completed several post-graduate courses within the Harvard Business School Executive Education program, focusing in finance and management.

Key experience, qualifications, attributes and skills:

Ms. Howard has nearly 30 years of professional services experience and has held a broad array of senior management roles overseeing the Company’s consulting businesses and key administrative functions. She has also been a critical architect of the Company’s business strategy. As Chairman and Chief Executive Officer, Ms. Howard is responsible for the development and implementation of the Company’s long-term strategy and the effective prioritization of resource allocation to realize long-term shareholder value. Ms. Howard brings significant experience and insights to the Board in the areas of strategic market analysis and planning, targeted business and client development, operating model and profitability enhancements, consultant compensation and retention, client channel alignment and integrated brand management. In her current roles, she maintains regular interactions with clients, employees, investors and other key stakeholders. Additionally, Ms. Howard brings outside management and governance perspectives based on her business and civic board memberships.

Stephan A. James Age 72 Director since January 2009

Mr. James is the former Chief Operating Officer of Accenture Ltd. (now Accenture plc), a global professional services company, and served as Vice Chairman and a member of the board of directors of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture from August 2004 until August 2006. During his more than 35 years at Accenture, Mr. James held several senior management roles, including Managing Partner for the Central U.S., Managing Partner for the North American Financial Services Practice and Managing Partner for the Global Financial Services Operating Group. He is currently a member of the board of directors of Fidelity National Information Services, Inc., where he has served since 2009. He also serves as a member of the University of Texas McCombs School of Business Advisory Board. During the past five years, Mr. James also served as a director at BMC Software Inc. from 2010 until it was acquired in 2013. Mr. James received a Bachelor of Business Administration degree, concentrating in Industrial Management and Labor Relations, from the University of Texas.

Key experience, qualifications, attributes and skills:

Mr. James has had multiple leadership roles related to global business and technology consulting and business transformation outsourcing, including as Chief Operating Officer of Accenture Ltd. Mr. James provides key insights into managing professional services workforces, both domestic and international. He has a deep understanding of corporate governance needs, and understands successful strategies for running global consulting firms and outsourcing businesses.

Rudina Seseri Age 41 Director since June 2018

Ms. Seseri is the Founder and Managing Partner of Glasswing Ventures, LLC, a Boston-based venture capital firm that invests in artificial intelligence and machine learning companies that provide technology solutions for enterprise, cyber-security, robotics and consumer markets, a company she co-founded in 2015. In January of 2018, Ms. Seseri was appointed by the Harvard Business School as Rock Venture Capital Partner, while previously she served as Entrepreneur-in-Residence for the university, a position she held since 2014. From 2007 to 2015, Ms. Seseri was a Partner at Fairhaven Capital, a technology venture capital firm, where she led investments in innovative technologies in the areas of artificial intelligence, enterprise software, robotics and social and omnichannel marketing. Previously, Ms. Seseri was part of the Corporate Development Group at Microsoft Corporation where she was responsible for leading acquisitions and investments in companies of strategic importance to the corporation, and part of the Technology Group at Credit Suisse Group AG, leading public market transactions. Ms. Seseri currently serves on the boards of startup companies including CrowdTwist Inc., an omnichannel marketing and loyalty software company, SocialFlow, Inc., a deep learning and artificial intelligence company that optimizes content delivery on social platforms for global publishers, Celtra, Inc., an artificial intelligence powered programmatic advertising company, Talla, Inc. an artificial intelligence platform leveraging blockchain for knowledge creation, organization and sharing, and Inrupt, Inc., an enterprise infrastructure company. Ms. Seseri also serves on the Digital Advisory Board of GlaxoSmithKlein Consumer, a global pharmaceutical company, Philanthropic Advisory Board for Boston Children’s Hospital, and is a Member of the Business Leadership Council at Wellesley College. Ms. Seseri received a Bachelor of Arts degree in Economics and International Relations from Wellesley College and a Master’s degree in Business Administration from the Harvard Business School.

Key experience, qualifications, attributes and skills:

Ms. Seseri brings over 17 years of investing and transaction experience to the Board, including experience building successful technology companies in innovative fields such as artificial intelligence, machine learning, Internet of Things, robotics, block chain, enterprise software, and digital media technologies. Her experience in technology, capital markets, and operations provides her with important perspectives relevant to the Company’s growth areas.

Michael L. Tipsord Age 59 Director since July 2009

Mr. Tipsord is Chairman, President and Chief Executive Officer of the State Farm Mutual Automobile Insurance Company. Mr. Tipsord has served in various capacities with State Farm since 1988. Mr. Tipsord became Chief Executive Officer of State Farm in September 2015 and was previously elected to the office of President in December 2014. From 2011 until being named Chief Executive Officer, he served as Chief Operating Officer, and from 2005 to 2010, he served as Chief Financial Officer, in addition to the role of Vice Chairman which he held until he was appointed Chairman in June 2016. Currently, he serves as a trustee of the Brookings Institution and as a member of the Dean’s Advisory Board for the University of Illinois College of Law. During the past five years, Mr. Tipsord also served as a trustee of the State Farm Associates’ Funds Trust, the State Farm Mutual Fund Trust, and the State Farm Variable Product Trust. Mr. Tipsord received a Bachelor’s degree from Illinois Wesleyan University and a J.D. from the University of Illinois at Urbana-Champaign College of Law.

Key experience, qualifications, attributes and skills:

As the President and Chief Executive Officer of State Farm, a major insurance company, Mr. Tipsord brings deep financial and regulatory expertise as well as a critical understanding of the financial services industry, which is one of the key industries to which we provide our services. He also provides management and the Board with real time capital markets perspectives. In addition, Mr. Tipsord has broad experience in accounting and financial risk controls and management.

Kathleen E. Walsh Age 63 Director since October 2017

Ms. Walsh has served as President and CEO of the Boston Medical Center health system since March 2010. Prior to her appointment at Boston Medical Center, she served as Executive Vice President and Chief Operating Officer of Brigham and Women’s Hospital. She served previously as the Chief Operating Officer for Novartis Institutes for Biomedical Research and at Massachusetts General Hospital (MGH) in positions including Senior Vice President of medical services and the MGH Cancer Center. Prior to her tenure at MGH, she held positions in a number of New York City hospitals including Montefiore, Columbia Presbyterian Medical Center, Saint Luke’s-Roosevelt Hospital Center, and the New York City Health and Hospitals Corporation. Ms. Walsh received her Bachelor of Arts degree and a Master’s degree in public health from Yale University. She is a member of the boards of WellCare Health Plans, Inc., the Federal Reserve Bank of Boston, the Boston Public Health Commission, the Massachusetts Hospital Association, the AAMC Council of Teaching Hospitals, Pine Street Inn, the Yale Corporation, and the Greater Boston YMCA Board of Overseers.

Key experience, qualifications, attributes and skills:

Ms. Walsh brings over 35 years of healthcare industry experience and provides us with valuable, in-depth insights and relationships within the healthcare sector, a key industry to our business. Her leadership and financial management acumen contribute important perspectives to our strategy and operations.

Jeffrey W. Yingling Age 59 Director since February 2018

Mr. Yingling currently serves as a senior advisor of investment banking for power, energy, and renewables at Guggenheim Securities, LLC, the investment banking and capital markets business of Guggenheim Partners, a position he has held since 2017. Previously, from 2006 until 2017, he held various roles at J.P. Morgan Securities LLC, most recently as managing director and head of Midwest investment banking, and where he also served as a member of the Midwest operating committee, led the Corporate Investment Banking practice in the region, and was the relationship manager for many of the firm’s most important power, utility, and large corporate clients. Prior to that, Mr. Yingling spent more than 15 years at Morgan Stanley & Co. LLC, where he was a managing director — investment banking in the firm’s global power and utilities group. He founded and was co-head of Dean Witter Reynolds’ public utility group prior to that firm’s merger with Morgan Stanley & Co. LLC. During his investment banking career, Mr. Yingling has advised on numerous mergers and acquisition transactions, and executed many equity, debt, and convertible securities offerings for clients. Mr. Yingling currently serves on the board of directors of LendingPoint LLC, an online consumer lender to near prime customers. He also serves on the board of trustees of the Chicago Historical Society and is a past member of the civic committee of the Commercial Club of Chicago. Mr. Yingling graduated magna cum laude with a Bachelor of Business Administration degree in Finance from the University of Notre Dame and later received his MBA from the University of Chicago Graduate School of Business.

Key experience, qualifications, attributes and skills:

Mr. Yingling brings over 30 years of financial, managerial and strategy experience gained from his service in senior executive and management positions at leading international financial institutions and in the professional services sector, and particular expertise with respect to the power and energy industries, an important area of focus for the Company.

Randy H. Zwirn Age 64 Director since October 2014

Mr. Zwirn served as Chief Executive Officer of the Power Generation Services Division of Siemens AG, an industrial manufacturing company, from January 2008 to October 2016 and as President and Chief Executive Officer of Siemens Energy, Inc., a developer and builder of power plants and power-generating components, from August 1998 to October 2016. Prior to that, Mr. Zwirn was a member of Group Executive Management of the Siemens Power Generation Group from 1998 until 2008. He also served as President of the Power Generation business of Westinghouse Electric Corporation from 1996 to 1998 and previously held various positions in general management, operations, projects, marketing and corporate finance at Westinghouse. Mr. Zwirn has served on the board of directors of Babcock Power Inc since 2017. He previously served on the board of the Advisory Committee for the Export-Import Bank of the United States, the Georgia Tech Advisory Board, the Governor’s Council of the Metro Orlando Economic Development Commission and the boards of directors of SunEdison, Inc., AREVA, USA and the University of Central Florida Foundation. Mr. Zwirn also serves as a member of the board of advisors of Invenergy, LLC. He holds a Bachelor of Science degree from Brooklyn College.

Key experience, qualifications, attributes and skills:

With nearly 40 years of experience in the energy industry, Mr. Zwirn brings deep understanding of the highly regulated energy sector, an area of key strategic focus for the Company. As the former Chief Executive Officer of the Power Generation Services Division of Siemens AG and President and Chief Executive Officer of Siemens Energy, Inc., his leadership experience, including in the areas of general management, operations, projects, marketing and corporate finance, contribute valuable insights to the Board.

CORPORATE GOVERNANCE

Committees of the Board of Directors

The following table sets forth the current members of each of the committees of the Board.

	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Kevin M. Blakely*	Chair			X
Cynthia A. Glassman*	X			Chair
Julie M. Howard			X
Stephan A. James*	X	Chair
Rudina Seseri*		X		X
Michael L. Tipsord*†		X	Chair
Kathleen E. Walsh*	X
Jeffrey W. Yingling*	X
Randy H. Zwirn*		X

*	Independent director (see “— Independence Determinations” below)

†	Lead Director (see “— Board Leadership Structure” below)

Charters for the audit committee, compensation committee and nominating and governance committee are available on our website at www.navigant.com/about under “Corporate Governance.”

Audit Committee.    The audit committee monitors the integrity of our financial statements, financial reporting process and systems of internal controls regarding finance and accounting; monitors our compliance with legal and regulatory requirements (particularly with respect to securities, financial and accounting related matters); reviews any related party transactions; monitors the qualifications, independence and performance of our independent public accountants; monitors the performance of our internal audit function; provides an avenue of communication among the independent public accountants, internal audit function, management and the Board; and monitors significant litigation and enterprise risk exposure with respect to finance, accounting and securities related matters. In addition, the audit committee is directly responsible for the appointment, retention, compensation and oversight over the work of our independent public accountants. The audit committee also has responsibility for reviewing and approving the hiring or dismissal of the employee or outsourced entity responsible for leading our internal audit function, as well as the scope, performance and results of our internal audit function’s internal audit plans. The audit committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent public accountants as well as anyone in the Company. The audit committee has the ability to retain, at our expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties and is entitled to receive appropriate funding from the Company, as the audit committee determines, for payment of compensation to the independent public accountants and any other consultants or experts retained by the audit committee as well as ordinary administrative expenses of the audit committee that are necessary or appropriate in carrying out its duties. Each of the members of the audit committee is “independent” as defined by the listing standards of the NYSE and satisfies the additional audit committee independence requirements set forth therein and under applicable SEC rules. The Board has determined that each of the members of the audit committee meets the NYSE financial literacy requirements and that Mr. Blakely qualifies as an “audit committee financial expert” as defined by applicable SEC rules. None of the members of the audit committee serves on more than two other public company audit committees. The audit committee met six times during 2018.

Compensation Committee.    The compensation committee reviews and monitors matters related to management development and succession; reviews and approves executive compensation policies and pay for performance criteria for the Company; reviews and approves corporate goals and objectives relevant to the compensation of our Chief Executive Officer and evaluates our Chief Executive Officer’s performance in light of those goals and objectives; reviews and approves base salaries, annual incentive awards and all long-term incentive awards for our executive officers; makes recommendations to the Board regarding new or amended incentive compensation and equity-based compensation plans and administers and exercises all powers of the Board under such plans (other than the power to amend those plans); reviews and provides input on such other matters concerning our employee compensation and benefit plans as the compensation committee deems appropriate; reviews and assesses the risks arising from our compensation policies and practices; reviews and evaluates our policies on recovery (or “clawback”) of excess compensation; reviews and assesses our stock ownership guidelines and holding period requirements for our directors and executive officers and oversees compliance with those guidelines; evaluates and recommends to the Board the form and amount of director compensation; and otherwise carries out the responsibilities that have been delegated to the compensation committee under the Company’s various compensation and benefit plans. The compensation committee also reviews and discusses with management the compensation discussion and analysis included in our annual proxy statement, prepares the compensation committee report included in our annual proxy statement, reviews the results of the advisory “say-on-pay” vote, and considers whether any adjustments to the Company’s executive compensation policies and practices are necessary or appropriate in light of such vote. In fulfilling its duties and responsibilities, the compensation committee has the authority, in its sole discretion, to retain the advice of a compensation consultant, legal counsel or other adviser(s). With respect to any adviser so retained, the compensation committee is directly responsible for appointing, setting the compensation for and overseeing the work of the adviser and is entitled to receive appropriate funding from the Company, as the compensation committee determines, for payment of reasonable compensation to such adviser(s). To the extent required by the NYSE or other relevant listing authority rules, the compensation committee evaluates the independence of its advisers (other than in-house legal counsel) prior to its being selected by, or providing advice to, the compensation committee, after taking into consideration all factors relevant to the adviser’s independence from management, including the factors specified by the applicable NYSE rules. Each of the members of the compensation committee is “independent” as defined by the listing standards of the NYSE, satisfies the additional compensation committee independence requirements set forth therein, is a “non-employee director” as defined by applicable SEC rules and is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The compensation committee met ten times during 2018.

Nominating and Governance Committee.    The nominating and governance committee identifies and evaluates individuals qualified to become members of the Board and recommends that the Board appoint those individuals as directors or selects (or recommends that the Board select) the director nominees to stand for election at the next annual meeting of our shareholders at which directors will be elected. The nominating and governance committee monitors and reviews new SEC rules and NYSE listing standards as they are proposed, adopted and revised and reviews and assesses, at least annually, the adequacy of our Corporate Governance Guidelines as well as compliance with applicable SEC rules and NYSE listing standards. Based on this review, the nominating and governance committee develops and makes recommendations to the Board regarding our Corporate Governance Guidelines. The nominating and governance committee also reviews and makes recommendations to the Board regarding shareholder proposals properly submitted for inclusion in our proxy statement and reviews and approves our Code of Business Standards and Ethics. Our Corporate Governance Guidelines and Code of Business Standards and Ethics are each posted on our website at www.navigant.com/about under “Corporate Governance.” Any waiver granted to a director or executive officer or substantive amendments related to our Code of Business Standards and Ethics will be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. Each of the members of the nominating and governance committee is “independent” as defined by the listing standards of the NYSE. The nominating and governance committee met eleven times during 2018.

Executive Committee.    The executive committee has the authority to act in lieu of the Board when necessary between meetings as permitted by Delaware law. The executive committee did not meet during 2018.

Board Meetings; Annual Meetings of Shareholders

The Board met twenty-five times during 2018. Each of our directors attended at least seventy-five percent of the meetings of the Board held during their respective tenures and the Board committees on which he or she served that were held during 2018. (Mr. Yingling joined the Board in February 2018 and Ms. Seseri joined in June 2018.) Our non-management directors meet in regularly scheduled executive sessions with our Lead Director (see “— Board Leadership Structure” below). Mr. Tipsord currently serves as our Lead Director. While we have no formal policy regarding attendance by our directors at the annual meetings of our shareholders, we encourage all of our directors to attend. All of our directors attended the 2018 annual meeting of our shareholders.

Board Leadership Structure

The Board believes the leadership of the Board is a matter that should be evaluated and determined by the Board from time to time, based on all of the then-relevant facts and circumstances. Ms. Howard, our Chief Executive Officer, has served as Chairman of the Board since May 2014, following the retirement of our previous Chairman, and as a member of the Board since March 2012. The Board continues to believe that vesting leadership of the Board in Ms. Howard provides a clear and efficient leadership structure for the Company, with a single person setting the “tone at the top” and having primary responsibility for managing the overall business and strategy of the Company. Ms. Howard is supported in her role as Chairman by our Lead Director, a position currently held by Mr. Tipsord, who is “independent” under NYSE listing standards. As described in more detail below, our Lead Director serves as a liaison between the Chairman and the independent members of the Board. Given the Lead Director’s clearly-delineated governance responsibilities, the Board believes its current leadership structure provides an appropriate balance between strong Company leadership and oversight by the independent directors on the Board.

Our Corporate Governance Guidelines require that if the Chairman of the Board is not independent, the Board will appoint an independent lead director and that the Board meet in regularly scheduled executive sessions without management. The Lead Director serves as the conduit for the independent members of the Board to relay any concerns about governance or management issues. At any time, he has authority to call meetings of the independent directors. Management, as well as the internal audit function and enterprise risk management committee, also have unfettered access to the Lead Director’s counsel. The Lead Director leads all executive sessions of the independent directors and presides at any meetings of the Board at which the Chairman is not present. Further, the Lead Director reviews and approves information sent to the Board, including meeting agendas and meeting schedules. To the extent requested, the Lead Director is available for consultation and serves as a line of direct communication with our shareholders and other interested parties (see the section entitled “Other Information” below).

Risk Oversight

The Board is ultimately responsible for overseeing our risk management processes. The Board receives regular reports from our Chief Executive Officer and other members of our executive management team regarding the strategic and operational risks facing the Company. Through this process, our Board reviews and assesses information regarding cybersecurity risks with management. In addition, certain Board committees oversee risk within their respective areas of responsibility. For example, the audit committee has been delegated with primary oversight of financial, accounting and securities related risk. The Company’s internal audit function conducts an annual risk assessment and reports directly to the audit committee. The compensation committee regularly assesses potential risks associated with the Company’s executive compensation program. In addition, the Company has an enterprise risk management committee (which reports directly to the Board) to evaluate enterprise risks affecting our business.

Specifically, with respect to potential risks arising from the Company’s compensation policies and practices for all of our employees, including our executive officers, management presented the Board with an overview of all of the Company’s compensation programs, including the risk mitigation features embedded in those programs. Based on its review, the Board has concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Independence Determinations

On an annual basis, the nominating and governance committee reviews and makes recommendations to the Board as to whether individual directors are “independent” for purposes of the applicable SEC rules and NYSE listing standards relating to corporate governance. The nominating and governance committee also makes this determination for new director nominees. This review is based on all relevant facts and circumstances, as well as criteria set forth in the applicable SEC rules and NYSE listing standards. In addition, the nominating and governance committee considers certain categorical standards approved by the Board to assist it in making independence recommendations. These categorical standards describe certain relationships that are considered immaterial and do not preclude a finding of independence.

Under our Standards for Director Independence, the following relationships are considered immaterial and therefore do not preclude a finding of independence:

1.

The director is affiliated with or employed by a company, partnership or other entity that receives payments from us for services in an amount which, in the current fiscal year, does not exceed the greater of (a) $1 million or (b) two percent of such other company’s consolidated gross revenues, provided, however, that (i) for purposes of determining whether a director satisfies the additional audit committee independence requirements set forth in the NYSE listing standards and under applicable SEC rules a director may not accept, directly or indirectly, a consulting, advisory or other compensatory fee from us in any amount (other than director and committee fees), and (ii) for purposes of determining whether a director satisfies the additional compensation committee independence requirements set forth in the NYSE listing standards, the Board will consider the source of compensation of such director, including any consulting, advisory or other compensatory fee from us (other than director and committee fees).

2.

The director is an employee, officer or director of a foundation, university or other non-profit organization to which we give directly, or indirectly through the provision of services, less than $250,000 during the year in question.

3.

In any cases where payments are made by us “indirectly” to an immediate family member of a director, as for example fees paid to a law firm in which such immediate family member is a partner, if such immediate family member disclaims and does not accept any share of payments, the Board will not consider that such payments preclude the director from being considered “independent” for all purposes, including service on the audit committee or the compensation committee.

A copy of these categorical standards is posted on our website at www.navigant.com/about under “Corporate Governance.”

Based on the review and recommendation of the nominating and governance committee, the Board affirmed that, except for Ms. Howard, all of the Company’s directors (that is, Mr. Blakely, Dr. Glassman, Mr. James, Ms. Seseri, Mr. Tipsord, Ms. Walsh, Mr. Yingling and Mr. Zwirn), are “independent” within the meaning of the NYSE listing standards, applicable SEC rules and our Standards for Director Independence. In addition, the Board affirmed that all of the members of the audit committee satisfy the NYSE’s and SEC’s requirements for audit committee independence and that all of the members of the compensation committee satisfy the NYSE’s and the SEC’s requirements for compensation committee independence. In addition, Samuel K. Skinner and Governor James R. Thompson, each of whom served on the Board until June 15, 2018, were independent.

Shareholder Rights Plan Policy

The Board has adopted a policy stating that we will submit the adoption or extension of any shareholder rights plan to a shareholder vote, unless the Board, in an exercise of its fiduciary responsibilities, believes that it is in the best interests of the Company and our shareholders to adopt or extend (for one year) a shareholder rights plan without the delay that would come from the time required to seek a shareholder vote.

Director Nomination Procedures

After considering the evaluation criteria outlined below, the nominating and governance committee recommended to the Board that each of the nine nominees for director identified in this Proxy Statement be nominated for election to the Board to serve one-year terms. Each of the nominees currently serves on the Board.

The nominating and governance committee is generally tasked with evaluating and recommending to the Board nominees for election to the Board at each annual meeting. The nominating and governance committee works with the Board to determine the appropriate characteristics, skills, and experiences for individual directors and for the Board as a whole with the objective of having a board of directors with diverse backgrounds and experience. In considering the qualifications of incumbent directors as well as future candidates for election to the Board, the nominating and governance committee considers all relevant factors, including judgment, character, reputation, education, and experience in relation to the qualifications of any alternate candidates and the particular needs of the Board, its committees and the Company as they exist at the time of the candidate’s consideration. Characteristics expected of all our directors include independence, integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. Although the Company does not have a formal policy on diversity, the Company seeks directors who represent a mix of backgrounds and experiences. The nominating and governance committee discusses each candidate’s diversity of background and experience in the context of the Board as a whole, with the objective of recommending a candidate for nomination to the Board who can best perpetuate the success of our business and represent our shareholders’ interests through the exercise of sound judgment. The nominating and governance committee evaluates each incumbent director to determine whether he or she should be nominated to stand for re-election, based on the types of criteria outlined above as well as the director’s contributions to the Board during his or her current term. The nominating and governance committee also considers each candidate’s relationships, if any, with the Company and its directors, officers, employees and shareholders, as well as any applicable criteria set forth in SEC rules, NYSE listing standards and Delaware law.

The nominating and governance committee will consider director candidates recommended by the Company’s shareholders. Once the nominating and governance committee receives a recommendation from a shareholder, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the nominating and governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s proxy statement, if nominated.

Shareholders may also directly nominate a candidate for director pursuant to the advance notice provisions of the Company’s By-laws. Nominations must be received within the time frame established by the Company’s By-laws and otherwise comply with requirements set forth in our By-laws (see the section entitled “Shareholder Proposals for the 2020 Annual Meeting” below). All candidates for director, including those who have been properly recommended or nominated by a shareholder, are evaluated using the same criteria as described above.

Corporate Citizenship, Diversity & Inclusion and Environmental Sustainability

The Company strives to foster an environment that is inclusive, socially conscious, environmentally mindful and committed to giving back to the communities where our employees work and live.

Corporate Citizenship. The Company is committed to being a responsible corporate citizen, which we view as a key to our long-term success. We seek opportunities to address the needs of the communities where we work and live, strive to empower our employees’ skill-based volunteering efforts, provide charitable giving programs to directly support, and to encourage and facilitate our employees to support, non-profit organizations, and promote thought leadership to effectively drive positive change within our local communities. Our efforts are guided by a commitment to educate and empower tomorrow’s leaders through mentorship, community welfare programs, board memberships, and sponsorships. Over the past 5 years, we’ve donated millions of dollars and thousands of hours in time to non-profit organizations in our communities. Key accomplishments of our corporate citizenship program are highlighted on our website at www.navigant.com/about/corporate-citizenship. In 2018, these accomplishments included:

•	Hosting over 200 local office events to promote corporate social responsibility initiatives; and

•	Contributing over 4,700 volunteer hours to the communities in which we work.

Diversity & Inclusion. Our Diversity & Inclusion program seeks to help employees forge new mentoring relationships, share expertise and advice, and receive valuable feedback and insights. It allows our professionals to grow their internal and external networks, develop a greater affinity for different experiences, and enhance cultural competency—a vital leadership skill in today’s global business environment. The mission of our Diversity & Inclusion Program is to create a welcoming, inclusive and equitable environment that respects, values and celebrates the unique attributes, characteristics and perspectives that make each person who they are. The program is committed to building awareness, fostering professional development, building connections, attracting and retaining top talent, and developing relationships to ensure that diversity, in its many forms, is understood, respected and valued. We believe we are in a better position to address our client’s needs through a workforce that is diverse in experience and perspective. The program’s highlights include:

•	Mandatory unconscious bias training for all employees;

•

Achieved a perfect score for 10 consecutive years on the Human Rights Campaign’s Corporate Equality Index, the national benchmarking tool on corporate policies and practices pertinent to lesbian, gay, bisexual, transgender and queer employees;

•	Member of the CEO Action for Diversity & Inclusion, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace; and

•

Member of the Business Coalition for the Equality Act, which is led by a group of leading U.S. employers that support the Equality Act, federal legislation that would provide the same basic protections to LGBTQ people as are provided to other protected groups under federal law.

Our most recent report on our Diversity & Inclusion program is available at https://www.navigant.com/-/media/www/site/downloads/corporate/2018/hr2017annualreportinfographicstyleinfo0218rev07.pdf.

Environmental Sustainability. We seek to identify, promote and facilitate sustainable business practices to reduce the environmental impact of our operations. Through firmwide coordination and local office involvement, we aim to efficiently leverage our shared resources, raise awareness of environmentally responsible practices, reduce our carbon footprint and promote a culture of environmental stewardship. In 2018, the Company laid the foundation for its sustainability assurance through:

•	Implementation of a corporate governance structure for sustainability initiatives in coordination with our internal real estate, procurement and marketing departments;

•	Development of appropriate data tracking and quantification for measuring our carbon footprint; and

•	Launching “green teams” comprised of employees dedicated to improving sustainability across all offices.

The Company is committed to setting science-based emissions reduction targets through the Science Based Targets Initiative (“SBTi”). By committing to SBTi, companies agree to set emissions reduction targets consistent with the global effort to keep temperatures well below the 2-degree Celsius threshold. The Company is committed to a 100% renewable energy goal and to purchasing renewable energy credits to offset the impact of our global electricity use. We are also working to implement reduction measures to reduce our use of natural gas.

You can learn more about our current commitments to the environment at

https://www.navigant.com/about/environmental-sustainability.

AUDIT COMMITTEE REPORT

The audit committee has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 31, 2018 (the “Audited Financial Statements”). In addition, the audit committee has discussed with KPMG LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The audit committee also has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence, and has discussed with KPMG LLP its independence from the Company and management. The audit committee also has discussed with management, the Company’s internal audit function and KPMG LLP such other matters, and has received such assurances from them, as it deemed appropriate. Based on the foregoing review and discussions and relying thereon, the audit committee has recommended to the Board (and the Board has approved) the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

AUDIT COMMITTEE

Kevin M. Blakely, Chair

Cynthia A. Glassman

Stephan A. James

Kathleen E. Walsh

Jeffrey W. Yingling

COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion and analysis of the 2018 compensation program for our named executive officers (“NEOs”). The compensation committee determines and approves the compensation of our NEOs. For 2018, our NEOs were:

•	Julie M. Howard, our Chairman and Chief Executive Officer (“CEO”);

•	Stephen R. Lieberman, our Executive Vice President and Chief Financial Officer (“CFO”);

•	Lee A. Spirer, our Executive Vice President and Chief Growth and Transformation Officer; and

•	Monica M. Weed, our Executive Vice President, General Counsel and Secretary.

Executive Summary

2018 Performance Highlights

2018 was a transformational year for the Company, marked by several strategic actions intended to enhance the Company’s value and competitive positioning, including:

•

Successfully completed the sale of the Company’s Disputes, Forensics and Legal Technology segment and Transaction Advisory Services practice (collectively, “SaleCo”) to Ankura Consulting Group, LLC (the “Sale Transaction”);

•

Launched Health System Solutions, LLC (“HSS”), a revenue-cycle business process management joint-venture with Baptist Health South Florida to expand the Company’s managed services portfolio, enhance the Company’s organic growth potential and improve the consistency of the Company’s revenue streams for the business going forward;

•

Expanded the Company’s digital and analytic capabilities across the organization, including the implementation of robotic process automation and machine learning capabilities and the further expansion of the Company’s centralized analytics team; and

•

Strengthened the Company’s balance sheet and enhanced the Company’s return to shareholders by re-deploying proceeds from the Sale Transaction to retire debt, repurchase nearly $113 million of stock and initiate the Company’s first-ever quarterly dividend.

In addition to these strategic actions, for 2018 the Company also delivered:

•	Revenues and revenues before reimbursements (“RBR”) of $743.6 and $672.7 million respectively, up 4% and 6%, respectively, compared to the prior year;

•	Net income of $120.6 million, or $2.64 per diluted share, up $45.6 million compared to the prior year;

•	Adjusted earnings per share (“EPS”) from continuing operations of $0.47, an increase of $0.11 compared to the prior year; and

•	Full-year 2018 results of continuing operations within communicated guidance ranges.

(See Appendix A for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP measure.)

2018 Compensation Highlights

We believe that the results and accomplishments described above are directly reflected in the compensation our NEOs earned for the year. At the beginning of 2018, as in prior years, the compensation committee established the elements of our 2018 executive compensation program. The table below shows the elements of our 2018 annual executive compensation program and how they fit into our overall compensation philosophy and program objectives. This table does not include the compensation actions taken in connection with the Sale Transaction, which were outside of our standard executive compensation program. See “Compensation Related to the Sale Transaction” below for further information regarding those compensation actions.

Component	Key Characteristics	Objectives and Purpose	2018 Decisions
Annual Base Salary	• Fixed compensation payable in cash • Reviewed annually for market competitiveness	• Attract and retain • Provide a base level of fixed and predictable income	• None of our NEOs received base salary increases for 2018 (see page 30)
Annual Performance-Based Incentive

•  Variable incentive compensation payable in cash

•  Payouts based on the achievement of pre-established annual financial goals related to revenues, Adjusted EBITDA and adjusted EPS as well as individual performance goals

• Attract and retain • Motivate and reward financial and individual performance in line with the Company’s annual operating plan and short-term operating objectives

•  None of our NEOs received target increases for 2018 (see page 31)

•  Based on actual performance relative to the financial and individual performance goals established at the beginning of the year, cash incentive payouts under our 2018 annual incentive plan ranged between 129% and 144% of target (see page 34)

Performance-Based Restricted Stock Units

•  Variable equity incentive compensation

•  Vest based on relative TSR (as defined below) percentile rank and cumulative Adjusted EBITDA (as defined below) performance over a three-year performance period

•  Attract and retain

•  Promote long-term retention

•  Align NEOs’ interests with our shareholders’ interests on a long-term basis

•  Motivate and reward the creation of shareholder value and achievement of long-term financial and strategic objectives

•  Represented 65% of the awards (excluding the one-time Transaction Bonuses (as defined below)) granted under our 2018 long-term incentive compensation program (see page 36)

•  2016 PBRSU Awards (as defined below) vested at 80.3% of target based on the Company’s relative TSR and Adjusted EBITDA performance during the three-year performance period ended December 31, 2018 (see pages 35-36)

Time-Based Restricted Stock Units	• Vest annually over three-year service period	• Attract and retain • Promote long-term retention • Align NEOs’ interests with our shareholders’ interests on a long-term basis	• Represented 35% of the awards (excluding the one-time Transaction Bonuses) granted under our 2018 long-term incentive compensation program (see page 36)

The compensation committee’s standard practice for determining our NEOs’ compensation for each year has been based on the annual executive compensation elements described above. In 2018, however, the compensation committee made an exception to its standard practice to recognize the significant value realized through the completion of the Sale Transaction, as the Sale Transaction was not factored into any of the performance measures or compensation elements established at the beginning of the year. As described in more detail under “Compensation Related to the Sale Transaction” below, the Sale Transaction was valued at $470 million and represented an 11.9x Adjusted EBITDA multiple, which we believe far exceeded market expectations and median multiples for similar historical transactions. (“Adjusted EBITDA” is defined as

EBITDA – earnings before interest, taxes, depreciation and amortization – excluding the impact of severance expense and other operating costs (benefit), as applicable.) With the successful completion of the Sale Transaction, the Company believes it has repositioned itself as a streamlined management consulting and managed services company with distinctive capabilities and offerings for clients in industries undergoing significant market, regulatory and technological change. In addition, the Sale Transaction provided the Company with the financial flexibility to return capital to shareholders and invest in the business to drive future growth and return

The compensation committee determined that the performance metrics approved at the beginning of the year as part of the 2018 executive compensation program did not reflect the NEOs’ contributions and performance with respect to the significant value derived from the Sale Transaction. Accordingly, after reviewing the prevalence and design of special compensation awards in connection with similar transactions included in an analysis provided by its independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), the compensation committee approved one-time transaction bonuses (the “Transaction Bonuses”) in the form of cash and equity to recognize the NEOs’ respective contributions and performance with respect to the Sale Transaction.

In addition, the compensation committee determined that the Sale Transaction created a disconnect between certain performance measures that the compensation committee had previously established for the Company’s executive compensation program and the Company’s overall results for the performance periods. This disconnect existed because, while the established performance targets assumed SaleCo would contribute to the Company’s results for the full year, its actual contributions ceased on August 24, 2018. Accordingly, the compensation committee took several actions to realign the applicable performance measures with the Company’s new structure following the Sale Transaction. These were:

•

Made a one-time cash payment (a “SaleCo Adjustment Payment”) to each NEO in lieu of a portion of the unvested performance-based restricted stock units granted in 2016 (the “2016 PBRSU Awards”), which reflected the value of the estimated portion of the 2016 PBRSU Awards that would have otherwise vested in March 2019 had the Sale Transaction not been completed prior to the end of the 2016 PBRSU Award performance period.

•

Modified the performance measures for the outstanding performance-based restricted stock units granted in 2017 and 2018 (the “2017 PBRSU Awards” and “2018 PBRSU Awards,” respectively), to eliminate the expected contributions of SaleCo from the previously established performance targets and align the targets with the financial goals and targets of the continuing operations of the Company.

•	Adjusted the performance results for the 2018 annual performance-based incentive award to include the estimated contributions from SaleCo for the post-divestiture portion of the performance period.

Although the above actions result in disclosure of additional compensation in the “2018 Summary Compensation Table,” the compensation committee does not believe that they represent incremental compensation to the participants. Rather, (i) the SaleCo Adjustment Payment reflects the estimated additional value the participants would have received for the 2016 PBRSU Award had the Sale Transaction not been completed, and (ii) the modifications represent required disclosure related to the adjustments made to performance goals underlying the outstanding awards, which were intended to maintain the previously anticipated level of rigor of the performance hurdles by excluding the originally anticipated performance contribution of SaleCo from the date of divestiture through the end of each applicable performance period. Had the compensation committee not exercised its discretion as noted above, the compensation of our NEOs would not have fairly recognized their contributions to the Company—a result which would have run counter to the intentions of the compensation committee.

The compensation committee determined that these actions were appropriate because the performance metrics for those awards had been established with the assumption that SaleCo would remain part of the Company for the entirety of each applicable performance period. These modifications generated one-time impacts on compensation and are described, together with the Transaction Bonuses, in more detail under “Compensation Related to the Sale Transaction” below.

2018 Compensation Governance Highlights

The compensation committee engages in an ongoing review of the Company’s executive compensation program, which includes the input of FW Cook, to evaluate whether it remains consistent with the Company’s pay-for-performance philosophy and, as a whole, reflects what the compensation committee believes to be best practices among the Company’s peer group and the broader market. The chart that follows summarizes certain features of our executive compensation program, each of which the compensation committee believes reinforces our pay-for-performance philosophy.

What We Do	What We Don’t Do
✓ Align pay with Company performance and the interests of our shareholders

×       No “single-trigger” change-in-control severance benefits or provisions in equity award agreements

×       No excise tax gross-ups upon change in control

×       No excessive severance benefits

×       No supplemental executive retirement plans

×       No re-pricing, cancellation or re-grant, or cash repurchase of underwater stock options without shareholder approval

×       No excessive perquisites and no tax gross-ups on perquisites

×       No payment of dividend equivalents on unearned performance awards or unvested time-based stock awards

✓ Tie annual cash incentive award payouts to pre-established financial and individual performance goals
✓ Employ our NEOs “at will” without a fixed-term employment agreement
✓ Utilize multiple and both absolute and relative performance goals and multi-year, overlapping performance periods for performance awards granted under our annual long-term equity incentive program
✓ Have stock ownership guidelines and post-vesting and post-exercise holding periods for our NEOs and non-employee directors
✓ Require reimbursement of excess incentive compensation in the event of certain restatements of our financial statements
✓ Prohibit pledging and hedging of Company stock

The compensation committee believes the features of our executive compensation program are consistent with many of the views that have been expressed by our top shareholders over the years and appropriately incentivize our NEOs to create value for our shareholders.

Executive Compensation Philosophy

The overall objective of our executive compensation program is to attract, retain and motivate highly qualified and effective executive officers in order to positively impact the Company strategically, operationally, financially and culturally, and to ultimately create long-term value for our shareholders. We designed our executive compensation program to meet this objective by:

•	aligning our NEOs’ incentive compensation opportunities with Company financial and strategic performance goals, as well as the relative performance of our stock price over time;

•	providing our NEOs with target compensation opportunities that are competitive with other companies in our peer group; and

•	discouraging excessive risk-taking and promoting sound corporate governance.

How is pay aligned with performance?

Performance-based compensation represented a significant portion of our NEOs’ total direct compensation (“TDC”) opportunity for 2018 as established at the beginning of the year. TDC opportunity is comprised of base salary, annual performance-based cash incentive, performance-based restricted stock units and time-based restricted stock units. In particular:

•

all of the cash incentives paid to our NEOs under our annual incentive plan (which does not include the Transaction Bonus or SaleCo Adjustment Payment) are tied to pre-established financial and/or individual performance goals designed to be aligned with the Company’s operational and long-term strategic initiatives; and

•

65% of the annual equity awards granted to our NEOs under our 2018 long-term incentive compensation program were performance-based restricted stock units, the terms of which require that the Company achieve pre-established financial and TSR goals in order to vest.

As discussed in the “Executive Summary” above and further described in “Compensation Related to Sale Transaction” below, because the Sale Transaction was not factored into the Company’s 2018 executive compensation program and the NEOs’ 2018 TDC opportunity, for 2018, the compensation committee granted each NEO a Transaction Bonus and a SaleCo Adjustment Payment in addition to compensation through the regular elements of the 2018 executive compensation program.

How do we establish the market competitiveness of our executive compensation program?

To enhance retention and strengthen the focus of our executive management team, we designed our executive compensation program to provide our NEOs with TDC opportunities that are competitive with comparable positions at companies within our peer group. The compensation committee assesses the market competitiveness of our executive compensation program based on peer group proxy data and utilizes “median market” ranges that are computed based on peer group proxy data when targeting the compensation opportunities for our NEOs (as discussed in further detail below). In limited circumstances, the compensation committee will review general industry survey data as a supplement to the peer group proxy data, but that data does not represent the primary benchmark used by the compensation committee in determining compensation levels for our NEOs. FW Cook compiles and analyzes peer group proxy data and provides survey data for this purpose.

On an annual basis, the compensation committee evaluates and, if appropriate, adjusts the composition of the peer group. In reviewing the composition of the peer group, the compensation committee considers the following general criteria:

•	companies in the same or similar lines of business;

•	companies with at least one of the following business traits: human capital intensive, business-to-business advisory services, project-based revenue model and international operations; and

•

companies with revenues ranging between approximately 33% and 300% of the Company’s trailing four-quarter revenues before reimbursements and within a reasonable size range of the Company, with respect to other size metrics, such as net income, market capitalization, total assets and total employees.

Based on these criteria, as well as input from management and FW Cook, the compensation committee approved the peer group for purposes of evaluating 2018 executive compensation decisions. This peer group of companies remained the same as the peer companies used for purposes of evaluating 2017 executive compensation decisions. The following companies comprised the peer group for 2018:

The Advisory Board Company	FTI Consulting, Inc.	IHS Inc.
CBIZ, Inc.	Gartner, Inc.	Korn/Ferry International
CEB Inc.	Heidrick & Struggles International, Inc.	MAXIMUS, Inc.
CRA International, Inc.	Hill International, Inc.	Resources Connection, Inc.
Exponent, Inc.	Huron Consulting Group Inc.	Tetra Tech, Inc.
	ICF International, Inc.	TRC Companies, Inc.

For 2018, and consistent with prior years, we targeted the TDC of our NEOs at a “median market” range, which we define as within 10% of the peer group median for base salaries, within 15% of the peer group median for annual cash incentive award targets, and within 20% of the peer group median for long-term equity incentive targets and targeted TDC. Individual target compensation opportunities, however, may vary depending on the relative level of experience and tenure of the executive or clearly differentiated individual performance.

After the 2018 compensation targets were already established, during 2018, three of the above-listed peers (The Advisory Board Company, CEB, Inc. and TRC Companies) were removed due to mergers or acquisition activity, and three companies (Evolent Health, Inc., HMS Holdings Corp. and Perficient, Inc.) were added. The new peers were selected following the announcement of the Sale Transaction and thus were chosen with the disposition of SaleCo in mind. These changes did not impact our NEOs’ compensation for 2018 but were used in evaluating TDC opportunities beginning in 2019.

How do we discourage excessive risk-taking and promote sound corporate governance?

We have designed our executive compensation program and adopted certain compensation policies to discourage excessive risk-taking. The design features of our program that we believe mitigate risk include the following:

•

we have a clawback policy requiring the reimbursement of excess incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements;

•

the awards granted under our long-term incentive compensation program contain multi-year vesting and/or performance periods that overlap in order to diminish the incentive to maximize performance in any one fiscal year at the expense of another;

•

awards payable to our NEOs under our annual incentive plan, as well as the vesting of the performance-based restricted stock unit awards granted to our NEOs, are based on the attainment of multiple performance goals, with balanced weighting, which decreases the incentive to focus on a single performance goal to the detriment of others;

•

awards under our annual incentive plan and the vesting of performance-based restricted stock unit awards are limited to formulaic maximums based on the achievement of pre-established performance goals over the relevant performance period;

•

our stock ownership guidelines, which also include holding period requirements, continue to align our NEOs’ interests with those of our shareholders beyond the end of a specific performance period or following a vesting or option exercise date;

•	our insider trading policies prohibit all of our employees, including our NEOs, from selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock; and

•	our insider trading policies also prohibit our executives and directors from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

How did we consider the results of the 2018 advisory shareholder vote on executive compensation?

At our 2018 annual shareholders meeting, our shareholders overwhelmingly voted to approve the 2017 compensation paid to our NEOs as disclosed in the 2018 proxy statement (commonly referred to as a “say-on-pay” proposal), with approximately 98% of the votes cast in favor of the say-on-pay proposal. Considering the results of this advisory vote, the compensation committee decided to retain our overall executive compensation philosophy and did not make any changes to our executive compensation program in response to the 2018 “say-on-pay” vote. We believe our executive compensation program for 2018 continues to emphasize performance-based and retention-based annual and long-term incentive compensation opportunities that are designed to reward our NEOs for the creation of shareholder value. We believe the performance metrics established by the compensation committee as part of our 2018 executive compensation program are consistent with this philosophy. Additionally, our management team, including our NEOs, regularly engage with our top shareholders on a broad range of issues. During 2018, management was particularly engaged with shareholders in light of the Sale Transaction and other strategic events that occurred during the year.

2018 Executive Compensation Program

How was the 2018 executive compensation program designed to pay the NEOs based on performance for the year?

At the beginning of 2018, following the compensation committee’s evaluation of the Company’s and each NEO’s performance for 2017, the compensation committee established each NEO’s TDC opportunity and related compensation performance metrics for 2018. Performance-based incentive compensation represented a significant percentage of our NEOs’ 2018 TDC opportunity (which includes annual base salary, annual cash incentive award target and the target value of equity incentive awards) as established at the beginning of 2018. For 2018 and consistent with prior years, more than half (65%) of our NEOs’ TDC opportunity established at the beginning of 2018 was tied to the achievement of pre-established performance goals aligned with the Company’s financial performance, individual performance against strategic priorities and total shareholder return (“TSR”). This program was not designed to take the Sale Transaction into account.

(1)	Does not include compensation related to the Sale Transaction.

How were each of the components of our 2018 executive compensation program determined?

•

Annual Base Salary — Our NEOs’ initial annual base salaries are set based on median market data and other factors such as each executive’s prior work experience and scope of responsibility. Thereafter, base salaries are reviewed annually by the compensation committee relative to the peer group median in keeping with our objective of retaining executive talent and paying competitively (see “Executive Compensation Philosophy — How do we establish the market competitiveness of our executive compensation program?” below), as well as each executive’s experience, level of responsibility, individual performance and tenure with the Company. After analyzing the relevant benchmarking and related data, the compensation committee did not make any changes to the annual base salary of any of our NEOs for 2018.

•

Annual Performance-Based Incentive — We designed our 2018 annual incentive plan to motivate our NEOs to achieve the Company’s annual financial goals and their individual performance goals in line with the Company’s annual operating plan and short-term operating objectives. Cash incentive awards

(“annual performance-based incentives”) awarded to our NEOs under the plan are based on the achievement by the Company and each NEO of pre-established performance goals and are calculated using the following formula:

Target Annual Bonus ($)	x	Company Performance Factor (%)	x	70% weighting	+	Individual Performance Factor (%)	x	30% weighting	=	Payout ($)

Annual performance-based incentive targets, which are expressed as a percentage of the NEO’s base salary, are reviewed and set annually by the compensation committee based on peer group data and other factors such as the respective executive’s expected relative contribution to the organization and internal pay equity. Annual incentive targets for 2018 did not change from the target opportunities established for 2017 and were 120%, 75%, 100%, and 75% of base salary for Ms. Howard, Mr. Lieberman, Mr. Spirer, and Ms. Weed, respectively. Awards payable under our annual incentive plan may range from 0% to a maximum cap of 200% of an NEO’s annual cash incentive award target, based on actual performance.

Our 2018 annual incentive plan is designed to reward our NEOs based on the Company’s RBR, Adjusted EBITDA and adjusted EPS. (See “— How was annual incentive compensation tied to performance for the year?” and “— How were the Individual Performance Factors used in determining annual performance-based incentive awards for each NEO” below, respectively, for a discussion of how the Company’s performance resulted in the annual performance-based incentive payouts for 2018, including how the Company Performance Factor was used and how the Individual Performance Factors for each NEO were determined. In addition, for a discussion of how the Sale Transaction was taken into account for the 2018 annual performance-based incentive awards, see “Compensation Related to the Sale Transaction – Determination of Results for the 2018 Annual Performance-Based Incentive Awards” below.

•

Long-Term Incentive Compensation — We believe long-term incentive compensation in the form of equity-based incentive awards further aligns our NEOs’ interests with those of our shareholders and incentivizes the creation of shareholder value as well as the achievement of Company financial and strategic initiatives. We also believe that offering our NEOs equity-based incentives gives us an advantage in terms of attracting and retaining executive talent in a competitive environment.

Target equity award values under our 2018 long-term incentive compensation program were determined by the compensation committee based on the median market ranges developed by FW Cook. The aggregate grant date values of the long-term incentive compensation awards, granted effective March 15, 2018, are shown in the table below:

2018 Target Equity Award Value(1)
Julie M. Howard	$2,500,000
Stephen R. Lieberman	$500,000
Lee A. Spirer	$650,000
Monica M. Weed	$450,000

(1)

Represents the target equity award opportunity for each NEO. The target award values are not the same as the grant date fair values computed for financial reporting purposes and reported under “Comparison of 2018 Target TDC to the 2018 Summary Compensation Table” and in the “2018 Grants of Plan-Based Awards” table below because the target number of shares underlying the target award value of the performance-based restricted stock units is computed based on our average stock price during the 30 calendar-day period prior to the grant date, rather than the stock price on the date of grant, and in the case of the performance-based restricted stock units is tied to relative TSR, with the grant date fair value based on a Monte Carlo model.

The target equity award value for each of the NEOs was the same for 2018 as for the prior year except for Mr. Lieberman, whose target equity award value was reduced to 100% of his base salary, in line with the target values, as a percentage of base salary, for the other NEOs other than the CEO.

In 2018, two award types were granted under our 2018 long-term incentive compensation program (not including the Transaction Bonuses):

•	performance-based restricted stock units (which represented 65% of the total target award value); and

•	time-based restricted stock units (which represented 35% of the total target award value).

Performance-Based Restricted Stock Units — Similar to prior years, the performance-based restricted stock units granted to our NEOs under our 2018 long-term equity incentive program vest if and only to the extent that specified quantitative performance goals with respect to the Company’s TSR, relative to companies classified in the Global Industry Classification Standard (“GICS”) Professional Services Industry Group 2020 that are also part of the Russell 3000 Index (the “GICS Industry Group”), and cumulative Adjusted EBITDA are met during a three-year performance period. Cumulative Adjusted EBITDA is weighted at 75% and relative TSR performance is weighted at 25%, consistent with the weighting of each performance goal for the awards granted to our NEOs under our 2017 long-term equity incentive program. Both performance goals have threshold, target and maximum performance levels. If the threshold level of performance is not met for a particular performance goal, the portion of the award related to that performance goal will not vest. Vesting will be determined following December 31, 2020, the last day of the performance period for these awards.

The vesting percentages applicable to the TSR performance goal are set forth below.

Percentile Rank vs. GICS Industry Group	Vesting Percentage (Straight Line Interpolation Between Levels)
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile and above	150%

The target performance level for the cumulative Adjusted EBITDA goal (which would result in a 100% payout for this tranche of the performance-based restricted stock unit award) was designed to be achievable with sustained strong business performance, while the maximum performance level (which would result in a 150% payout for this tranche of the award) was designed to be more difficult to achieve and would require stronger business performance and significantly higher Adjusted EBITDA performance over the three-year performance period. (See “— How was long-term incentive compensation tied to performance for the year?” below for a discussion of how the Company’s performance resulted in vesting of the 2016 PBRSU Awards.)

Time-Based Restricted Stock Units — The time-based restricted stock units granted to our NEOs under our 2018 long-term incentive compensation program vest in one-third increments on each of the first three anniversaries of the grant date, subject to the NEO’s continued employment with the Company on the applicable vesting date (except as otherwise set forth in the underlying award agreement).

•

Other Compensation — We offer limited perquisites to our NEOs, with parking benefits being the main perquisite that our NEOs receive on an annual basis. None of our NEOs receives benefits under a defined benefit pension plan or supplemental executive retirement plan.

How was annual incentive compensation tied to performance for the year?

Our 2018 annual incentive plan is designed to reward our NEOs based on the achievement of financial targets with respect to the Company’s RBR, Adjusted EBITDA and adjusted EPS. As outlined in the table below, we exceeded our 2018 financial performance targets under the 2018 annual incentive plan. The Company’s actual performance relative to the financial performance goals established by the compensation committee at the beginning of the year for our 2018 annual incentive plan are shown in the following table, as adjusted to account for the impact of the Sale Transaction as set forth in footnote 2:

		Performance Goals (in millions, except per share data)				Payout Factor (2)
Performance Goal	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Actual	Un-weighted	Weighted
RBR	33.33%	$814.0	$957.5	$1,101.0	$997.9	128.1%	42.7%
Adjusted EBITDA (1)	33.33%	$105.0	$131.0	$157.0	$136.6	121.4%	40.5%
Adjusted EPS (1)	33.33%	$1.08	$1.35	$1.62	$1.52	163.0%	54.3%

			Company Performance Factor				137.5%

(1)

Adjusted EBITDA and adjusted EPS are non-GAAP financial measures, as defined by the SEC. Adjusted EBITDA and adjusted EPS exclude the impact, including the tax effected impact, of severance expenses and other operating costs (benefits), such as contingent acquisition liability adjustments, office consolidation costs, impairment expenses and certain tax adjustments. In addition, in assessing 2018 performance, the compensation committee adjusted results for the impact of the Sale Transaction as more fully described in footnote 2 to this table below. Our RBR, Adjusted EBITDA and adjusted EPS performance targets for 2018 were set at levels above our performance for 2017. Adjusted EPS targets were set assuming significant share repurchase activity throughout the year. Actual repurchases exceeded target assumptions, however the variance did not have a material impact on adjusted EPS.

(2)

As noted in the “Executive Summary” above, because the financial targets established at the beginning of the year assumed SaleCo would remain part of the Company for the entirety of 2018, and the Sale Transaction was completed on August 24, 2018, the compensation committee elected to adjust the results of this award to include the estimated contributions from SaleCo for the period from August 25, 2018 to December 31, 2018. As a result, “actual performance” was calculated by including results from continuing operations (as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission on February 28, 2019 (the “2018 Form 10-K”)), plus the results from discontinued operations through the date the Sale Transaction was completed, and estimated contributions from SaleCo for the period from the date after the Sale Transaction was completed through December 31, 2018. The payout percentage for this award, as adjusted to account for the impact of the Sale Transaction, was 137.5%. Absent the adjustment to exclude the impact of the Sale Transaction, the payout percentage would have been 68.3%. (See also, “Compensation Related to the Sale Transaction – Determination of Results for the 2018 Annual Performance-Based Incentive Awards.” below.)

The majority (70%) of our NEOs’ annual cash incentive opportunity for 2018, as established at the beginning of 2018, was based on the Company’s 2018 financial performance as defined by the three performance measures summarized in the preceding table. The balance (30%) of their annual cash incentive opportunity for 2018 was based on the achievement of individual qualitative performance goals tied to strategic and operating initiatives at the Company. Based on the Company’s actual financial performance (as shown in the preceding table) and the compensation committee’s assessment of the relative achievement by each NEO of his or her respective individual qualitative performance goals for 2018, the cash incentives paid to our NEOs under our 2018 annual incentive plan ranged between approximately 129% and 144% of their respective annual cash incentive award targets, as summarized in the following table:

	2018 Incentive Target	2018 Incentive Award as % of Target	2018 Actual Incentive Award
Julie M. Howard	$1,080,000	141%	$1,526,000

Stephen R. Lieberman	$375,000	141%	$530,000

Lee A. Spirer	$650,000	129%	$840,000

Monica M. Weed	$337,500	144%	$485,000

How were the financial measures for the 2018 annual performance-based incentive awards established?

The compensation committee selected these financial measures because it believed that they collectively: (i) were consistent with the Company’s long-term strategic initiatives; (ii) motivated our NEOs to focus on both revenue growth and profitability; and (iii) would drive the creation of shareholder value. Each performance goal’s target performance level was the same as the Company’s 2018 financial and operating plan metrics established at the beginning of the year. Company performance between the threshold, target and maximum performance levels is determined using straight line interpolation between these performance levels.

How were the Individual Performance Factors used in determining 2018 annual performance-based incentive awards for each NEO?

Individual performance goals for each NEO were established early in 2018 and were designed to generally align with the Company’s strategic and operating initiatives (both short-term and long-term) that had been established at the time, and did not include the potential divestiture of SaleCo. The compensation committee reviews and approves the individual performance goals (including the goals’ relative weighting) for the CEO and, based on the CEO’s recommendations, reviews and approves the individual performance goals (including the goals’ relative weighting) for the other NEOs. In early 2019, the compensation committee evaluated the NEOs’ individual performance, with input from the CEO on the individual performance of the NEOs other than herself. Based on this evaluation, the compensation committee certified the achievement by each NEO of his or her individual performance goals and assigned each NEO an Individual Performance Factor (ranging from 0% to 200%), which is weighted 30% in the cash incentive payout formula. Each individual NEO’s contributions with respect to the Sale Transaction were determined by the compensation committee independently of the goals established at the beginning of the year.

The following table contains a high-level summary of the individual performance goals of each NEO, not including the Sale Transaction, as approved by the compensation committee at the beginning of 2018.

Individual Performance Goals and Accomplishments
Julie M. Howard	Ms. Howard’s 2018 goals focused on driving successful progress on key strategic imperatives, effective alignment of our people and organization against strategic imperatives and development of greater awareness, interest and confidence in our expertise and the Navigant brand. Her key achievements for the year, outside of the Sale Transaction and related activities, included providing overall leadership and driving the Company’s progress on in-year key strategic and operating initiatives within both our business and functional teams, while balancing the required investments in our people, capabilities and expertise in alignment with our long-term strategic plans, and preparing us to meet future client needs and opportunities.

Stephen R. Lieberman	Mr. Lieberman’s 2018 goals included effective management of our finance, accounting, real estate, information technology and investor relations functions, continued maintenance of our internal controls and management of our capital allocation strategy and cash flows. His key accomplishments for the year, outside of the Sale Transaction and related activities, included the formation and startup of HSS, delivering on 2018 continuing operations and financial guidance, successfully managing our capital allocation strategy (including the initial execution of our plan to return up to $175 million of capital to shareholders over a one year period and initiation of our first ever quarterly dividend); providing leadership for critical cost reduction initiatives; enhancing corporate systems and process infrastructure; implementing improvements to collection processes and reducing our days sales outstanding; and evaluating and refining alignment of the Company’s resources against our strategic objectives.

Lee A. Spirer	Mr. Spirer’s 2018 goals were centered on aligning, strengthening and focusing the organization to deliver results and make progress against the Company’s long-term strategic initiatives. His key achievements for the year, outside of the Sale Transaction and related activities, included creating significant enhancements to corporate strategic planning initiatives; identifying specific actions, developing digital capabilities, and leveraging innovation activities to drive the development of new service offerings and business efficiency; and focusing on initiatives to enhance revenue generation across the firm.

Monica M. Weed	Ms. Weed’s 2018 goals primarily related to successfully managing our legal department, litigation activity, as well as corporate governance, securities and compliance matters. Her goals also included successfully leading the enterprise risk management function. Her key accomplishments for the year, outside of the Sale Transaction and related activities, included successful management of corporate compliance and risk matters and supporting key strategic initiatives throughout the Company that included the formation and launch of HSS.

How was long-term incentive compensation tied to performance for the year?

65% of the long-term incentive awards granted to our NEOs under our 2018 long-term incentive program consisted of performance-based restricted stock units. The performance-based restricted stock units granted to our NEOs in 2018 will vest if and only to the extent that specific performance goals are met with respect to TSR and Adjusted EBITDA during a three-year performance period ending December 31, 2020. The remaining 35% of the aggregate target value of the awards consisted of time-based restricted stock units that vest in one-third increments over the three-year period following the grant date.

The 2016 PBRSU Awards vested on March 15, 2019 (except in the case of the units granted to Mr. Lieberman, whose 2016 PBRSU Award is expected to vest on April 18, 2019, the third anniversary of the grant date of his award and his first day of employment with the Company), based on performance from January 1, 2016 through December 31, 2018. The performance goals applicable to these awards, as established at the beginning of 2016, were to increase Adjusted EBITDA and to deliver stockholder returns that exceeded those of the companies in our benchmark index over the three-year performance period.

25% of the 2016 PBRSU Awards vest if and only to the extent that the Company’s TSR, relative to companies in the GICS Industry Group, met or exceeded specified targets during the three-year performance period ended December 31, 2018, with the vesting percentages for this tranche of the award determined as follows (using straight-line interpolation between performance levels):

Company Percentile Rank v. GICS Industry Group	Vesting Percentage
Below 25th percentile	0%
25th percentile	50%
50th percentile and above	100%
75th percentile and above	150%

Actual Vesting Percentage (3-year TSR rank = 62nd percentile)	124.0%

As the table above indicates, the Company’s actual TSR rank for the three-year performance period ended December 31, 2018 was at the 62nd percentile of companies in the GICS Industry Group, which resulted in a payout level equal to 124.0% of the target shares underlying this tranche of the award.

The remaining 75% percent of the 2016 PBRSU Awards vest if and only to the extent that the Company’s cumulative Adjusted EBITDA for the three-year performance period ended December 31, 2018 met or exceeded the threshold, target or maximum level for this performance goal. The following table outlines the cumulative Adjusted EBITDA goals for the three-year performance period, along with our actual performance and the corresponding payout as a percentage of target shares.

Adjusted EBITDA
Below threshold (0%)	<$	351M
Threshold (50%)		$351M
Target (100%)		$439M
Maximum (150%)		$483M

Actual Vesting Percentage = 65.7% (Cumulative 3-Year Adjusted EBITDA = $378.6 million)

As the table above indicates, the Company’s actual Adjusted EBITDA for the three-year performance period ended December 31, 2018 was $378.6 million, which resulted in a payout level equal to 65.7% of the target shares underlying this tranche of the award.

Compensation Related to the Sale Transaction

The Sale Transaction was valued at $470 million and represented an 11.9x Adjusted EBITDA multiple, which we believe far exceeded market expectations and median multiples for similar historical transactions. We realized approximately $370 million in net cash proceeds from the transaction, after taxes and transaction and separation-related costs. We plan to use these proceeds to (a) return up to $175 million in capital to shareholders over a one-year period ending in August 2019 (of which over $150 million has been returned to shareholders from August 2018 through March 2019) through our previously announced increased share repurchase program and the payment of dividends, which were initiated in the third quarter of 2018, (b) repay debt, and (c) pursue strategic growth opportunities.

We believe the success of the Sale Transaction was an extraordinary achievement for the Company, both financially and strategically. The Sale Transaction allowed us to return meaningful cash to shareholders and significantly enhance our balance sheet flexibility for growth and investments. SaleCo included approximately 900 professionals and, prior to the Sale Transaction, contributed nearly one-third of our RBR. Strategically, the transaction represented a major milestone in the continued execution of our long-term strategy to focus the Company on higher-growth, more specialized management consulting and managed services offerings with a concentration in industries undergoing significant market, regulatory and technological change.

As discussed above, the Sale Transaction was not figured into the compensation elements or performance measures established for our NEOs at the beginning of the year. Had the compensation committee not exercised its discretion to deviate from its standard compensation practices to recognize the significant value and return realized through the completion of the Sale Transaction, the compensation of our NEOs would not have fairly recognized their contributions to the Company—a result which would have run counter to the intentions of the compensation committee. Accordingly, to recognize our NEOs’ significant contributions to the Sale Transaction, the compensation committee made the following compensation-related decisions:

Transaction Bonuses. The management team, led by the NEOs, was responsible for the success of the Sale Transaction. This milestone accomplishment required the significant efforts of the NEOs in identifying, developing, executing and maximizing shareholder value through the strategic divestiture of an undervalued asset. They accomplished this while also maintaining focus on their regular management responsibilities and overseeing the Company’s delivery of solid results, within guidance range for the year for our continuing operations. In connection with the closing of the Sale Transaction, the compensation committee reviewed the NEOs’ respective contributions and, after reviewing the prevalence and design of special compensation awards in connection with similar transactions included in an analysis prepared by FW Cook, determined that it was important to recognize the NEOs accordingly. In light of the fact that the Sale Transaction was not factored into any element of the Company’s 2018 executive compensation program (described above under “2018 Executive Compensation Program”), the compensation committee awarded one-time, special Transaction Bonuses in the aggregate amount of $3.8 million to the four NEOs. This aggregate amount was determined as a percentage of the estimated proceeds from the transaction, which percentage was deemed consistent with the bonuses disclosed for similar precedent transactions the compensation committee reviewed with FW Cook. The compensation committee wanted to reward the NEOs for their completed performance with respect to the Sale Transaction, and also felt that it was important to pay a portion of the Transaction Bonuses in equity to create additional alignment with the interests of our shareholders. Accordingly, half of each award was paid in cash and half in restricted stock subject to a six-month holding requirement. The Transaction Bonuses were as follows:

	Transaction Bonus
	Cash Award	Restricted Stock Award
Julie M. Howard	$750,000	$750,000
Stephen R. Lieberman	$325,000	$325,000
Lee A. Spirer	$500,000	$500,000
Monica M. Weed	$325,000	$325,000

Modification of Outstanding Adjusted EBITDA Performance-Based Restricted Stock Units. The three-year cumulative Adjusted EBITDA performance goals for the 2016 PBRSU Awards, 2017 PBRSU Awards and 2018 PBRSU Awards were set assuming SaleCo would remain part of the Company for all three years of each performance period. As a result of the Sale Transaction, this assumption was no longer valid for over four of the 36 months of the 2016 PBRSU Award performance period, 16 of the 36 months of the 2017 PBRSU Award performance period, and 28 of the 36 months of the 2018 PBRSU Award performance period. Accordingly, the compensation committee determined that these performance goals were no longer aligned with the remaining portion of the Company such that they would appropriately incentivize and reward the NEOs for the Company’s or their individual performance. To reflect appropriate performance goals and outcomes that fairly take the Sale Transaction into account, the compensation committee took the following one-time actions regarding those awards:

•

SaleCo Adjustment Payments. Because of the loss of SaleCo’s contributions to the Company’s achievement with respect to the pre-established performance metrics for the 2016 PBRSU Awards after August 24, 2018, a smaller portion of the shares underlying the 2016 PBRSU Awards vested than would have vested had the Sale Transaction not been completed during the performance period. The compensation committee determined that, given the significant benefits the Sale Transaction brought to the Company, it was not appropriate for the NEOs’ compensation to be reduced as a result of it. Accordingly, on March 6, 2019, the compensation committee approved the SaleCo Adjustment Payments, one-time cash payments to each NEO in an amount equal to the fair market value of the estimated number of additional shares underlying the 2016 PBRSU Award that would have vested had the Sale Transaction not been completed during the performance period (based on the actual performance of SaleCo through August 24, 2018 and the Company’s original target financial performance for SaleCo for the period from August 25, 2018 through December 31, 2018). The fair market value was determined based on the closing price of a share of the Company’s common stock on March 15, 2019 ($19.68). The SaleCo Adjustment Payments were as follows:

SaleCo Adjustment Payment
Julie M. Howard	$159,762
Stephen R. Lieberman	$35,188
Lee A. Spirer	$47,193
Monica M. Weed	$27,237

The compensation committee does not consider the SaleCo Adjustment Payments to represent any additional benefit or incremental compensation to the NEOs beyond what would have been paid to the NEOs pursuant to the original terms of the awards had the Sale Transaction not occurred during the year. The Sale Transaction was completed on August 24, 2018, at which time there were approximately four months remaining in the 36-month performance period for the 2016 PBRSU Awards. Because the SaleCo Adjustment Payments were intended to compensate the NEOs for the compensation they would have earned based on the formulaic achievement of the performance goals if the Sale Transaction had not occurred during the performance period, the compensation committee did not view the SaleCo Adjustment Payment as a grant of new compensation. Although the 2016 PBRSU Award was an equity award, the compensation committee elected to grant the SaleCo Adjustment Payment in cash rather than as a new equity award. Such an equity award would have been subject to a new vesting or holding period that would extend beyond the vesting period for the 2016 PBRSU Award. Therefore, cash was considered to be most closely aligned with the vesting period applicable to the 2016 PBRSU Awards, which vested at approximately the same time the SaleCo Adjustment Payments were determined.

•

Adjustments to 2017 PBRSU Awards and 2018 PBRSU Awards. The compensation committee decided to make an equitable adjustment to the performance targets previously established for the 2017 PBRSU Awards and 2018 PBRSU Awards to reflect the fact that Adjusted EBITDA from SaleCo would not contribute to the Company’s overall results after August 24, 2018 even though the underlying targets included the expected contributions of SaleCo during the entire performance periods of those awards. Without the continuing contributions of SaleCo, the probability of achieving the respective threshold performance levels for the awards was determined to be zero, and the compensation committee considered that these awards no longer provided meaningful incentives for the NEOs. The adjustments were intended to maintain the previously anticipated level of rigor of performance hurdles as originally established for each award but exclude the Adjusted EBITDA contributions from SaleCo from the date of the divestiture through the end of the performance period.

The award agreement provisions of the 2017 PBRSU Awards and 2018 PBRSU Awards allowing for adjustments in the event of certain corporate actions did not include adjustments to the underlying goals upon a divestiture of a significant business. Therefore, the compensation committee’s adjustment of the performance goals to reflect the Sale Transaction was determined to be an equity modification under GAAP. Under the proxy disclosure rules for the Summary Compensation Table, modified awards are required to be disclosed, in full, in the year of modification, despite the fact that the expense of the original award is reversed. Notwithstanding the amounts shown in the 2018 Summary Compensation Table below, the values disclosed for the modifications do not represent a new equity award, nor do they reflect actual realized compensation. Rather, it represents a required disclosure to reflect that the adjustment to the performance goals was required to be accounted for as an equity modification under GAAP. Without contributions from SaleCo, the probability that the Company would achieve the threshold level of Adjusted EBITDA or higher for the 2017 PBRSU Awards and 2018 Awards was determined to be zero, resulting in the incremental fair value of the modification being equivalent to the total fair value of that tranche of the awards. The 2017 PBRSU Awards and 2018 PBRSU Awards will vest, if at all, in 2020 and 2021, respectively, based on performance against the Adjusted EBITDA (modified as noted above) and TSR performance goals (which remain unchanged) during the applicable performance periods and the NEOs’ continued service.

Although these adjustments could have been made after the end of the year, the compensation committee determined that it was important to make these adjustments during 2018, so that the awards would again provide meaningful incentives for the NEOs to drive Company performance going forward.

•

Determination of Results for the 2018 Annual Performance-Based Incentive Awards. The performance metrics for the 2018 annual performance-based incentive awards also assumed that SaleCo would contribute to the Company’s results for the entirety of 2018. As explained above, this assumption ceased to be valid following completion of the Sale Transaction on August 24, 2018, and SaleCo did not contribute to the Company’s results thereafter. The compensation committee determined that, given the significant benefits the Sale Transaction brought to the Company, it was not appropriate for the NEOs’ compensation to be reduced as a result of it. Accordingly, the compensation committee adjusted the Company’s actual results with respect to the performance metrics for the 2018 annual performance-based incentive awards by including results from continuing operations (as reported in the 2018 Form 10-K), plus the results from discontinued operations through the date the Sale Transaction was completed, and estimated contributions from SaleCo for the period from the date after the Sale Transaction was completed through December 31, 2018.

Comparison of 2018 Target TDC to the 2018 Summary Compensation Table

Using the CEO as an example, the following table reconciles 2018 target TDC with the compensation disclosed for 2018 in the 2018 Summary Compensation Table. This table provides supplemental disclosure and should not be viewed as a substitute for the 2018 Summary Compensation Table.

2018 CEO Target TDC vs. 2018 Summary Compensation Table Compensation

Compensation Element	2018 Target	2018 Summary Compensation Table Disclosure			Comments
Base Salary	$900,000		$900,000

Annual Incentive	$1,080,000		$1,526,000		Above-target earned annual incentive based on performance vs. pre-established RBR, Adjusted EBITDA and adjusted EPS goals, and individual performance

Long-Term Incentive	$2,500,000		$2,576,892		Target grant value of 2018 equity awards, 65% of which will be earned based on our three-year Adjusted EBITDA and relative TSR performance.

Transaction Bonus	n/a	$ $	750,000 (cash 750,012 (equity	) )	Half paid in cash and disclosed in “Bonus” column of the 2018 Summary Compensation Table; half paid in restricted stock subject to a six-month holding period and disclosed in the “Stock Awards” column of the 2018 Summary Compensation Table.

Total Compensation	$4,480,000		$6,502,904

Modified Equity Awards	n/a		$2,984,649		Disclosed in the “Stock Awards” column of the 2018 Summary Compensation Table. Value disclosed does not reflect a new equity grant to NEOs but rather reflects the required disclosure associated with the modification of the 2017 and 2018 performance-based restricted stock unit award targets to equitably adjust the Adjusted EBITDA performance goal to reflect the divestiture of SaleCo.

SaleCo Adjustment Payment	n/a		$159,762		Disclosed in the “Bonus” column of the 2018 Summary Compensation Table. The award was intended to effectuate an appropriate adjustment to the 2016 PBRSU Awards for the divestiture of SaleCo.

Post-Termination Compensation

We have entered into severance arrangements with our NEOs that provide, among other things, for certain payments and benefits in the event that an NEO’s employment is terminated under certain circumstances, such as being terminated by the Company without “cause” or resigning for “good reason” or within a specified period following a “change in control.” These severance arrangements are described in further detail in the section entitled “Executive Compensation — Employment Arrangements” below.

The compensation committee believes that the severance arrangements provided to our NEOs are an important part of our overall executive compensation program because they help us ensure the continued focus and dedication of our NEOs, notwithstanding any concern that they may have at any given time regarding their continued employment prior to or following a change in control transaction. The compensation committee also believes that offering severance benefits is an important recruiting and retention tool, as the majority of companies with which we compete for executive talent have similar arrangements in place for their executive officers.

Prior to 2016, we had a practice of entering into employment agreements with each of our NEOs for finite terms. In early 2016, following a review of peer group and market practice, the compensation committee decided to discontinue the practice of entering into employment agreements for our executive officer positions (excluding the CEO) commencing with the then-new CFO hire (Mr. Lieberman) and upon expiration of the term of each NEO’s employment agreement. Ms. Howard’s employment agreement provides for one-year extensions past the initial five-year term ending on March 1, 2017, unless we provide notice of our intent not to continue her employment after the expiration of that agreement on terms (other than contract length) at least equivalent to the terms of the agreement. Because the five-year term ended on March 1, 2017, Ms. Howard’s employment agreement is currently subject to the annual extension provisions set forth in the agreement.

None of the employment arrangements with our NEOs contain excise tax gross-up provisions related to a change in control of the Company, and in order for our NEOs to be entitled to severance benefits in connection with a change in control transaction, a qualifying termination event (or “double trigger”) is required.

Other Compensation Policies

Stock Ownership Guidelines and Holding Period Requirements

To reinforce the importance of stock ownership and further align our NEOs’ interests with those of our shareholders, the compensation committee has adopted stock ownership guidelines which also include holding period requirements that apply to equity incentive awards granted to our NEOs. Consistent with the prevailing practice in our current peer group, our stock ownership guidelines require the CEO to own shares of our common stock valued at a minimum of four times (4x) annual base salary and the other NEOs to own shares of our common stock valued at a minimum of three times (3x) annual base salary. In addition to shares owned outright by the NEO, shares that count toward the achievement of the ownership guidelines include the net in-the-money, after-tax value of vested, but unexercised, stock options, as well as vested and unvested time-based restricted stock units. Shares that do not count towards the achievement of the ownership guidelines include shares underlying unvested stock options and unvested performance-based restricted stock units. Until these ownership guidelines are achieved, each NEO must retain at least 50% (75% in the case of the CEO) of the net shares received upon the vesting of equity awards or the exercise of stock options.

Even after meeting the applicable stock ownership guideline, our NEOs must comply with holding period requirements with respect to their equity incentive awards. Under these holding period requirements, our CEO is required to hold at least 75%, and the other NEOs are required to hold at least 50%, of the net shares received from the vesting of equity awards or the exercise of stock options for at least one year following the vesting or exercise date.

At the end of 2018, all of our NEOs were in compliance with these stock ownership guidelines (either because they achieved the applicable ownership guideline or had complied with the applicable retention ratios if such guideline had not been achieved) including the holding period requirements contained therein.

Clawback Policy

The Board has adopted a clawback policy requiring the reimbursement of excess annual cash or long-term incentive compensation paid to the Company’s executive officers in the event of certain restatements of the Company’s financial statements.

Insider Trading Policies

Our insider trading policies prohibit all of our employees, including our NEOs, from selling short our common stock, engaging in hedging or offsetting transactions, or pledging our common stock. Our insider trading policies also prohibit our employees from holding shares of our common stock in a margin account or pledging shares of our common stock as collateral for a loan.

Role of Independent Compensation Consultant and Management

Role of Independent Compensation Consultant

The compensation committee has engaged FW Cook to serve as its independent compensation consultant. FW Cook works directly for the compensation committee (and not on behalf of management) and assists the compensation committee in evaluating our executive and non-employee director compensation programs, including peer group composition, competitive benchmarking, program design, and staying abreast of market practices and trends. FW Cook performed no other work for the Company in 2018.

In connection with its engagement of FW Cook, the compensation committee assessed the independence of FW Cook, taking into account such factors as FW Cook’s policies and procedures designed to prevent conflicts of interest and the existence of any business or personal relationship that could impact FW Cook’s independence. The compensation committee identified no conflicts of interests with respect to its engagement of FW Cook and concluded that FW Cook was independent.

Role of Management in Compensation Decisions

As part of its annual compensation review, the compensation committee reviews the performance of each NEO. For our NEOs other than the CEO, the compensation committee receives performance assessments and compensation recommendations from our CEO. Except for our CEO, none of the other NEOs is present when these assessments and recommendations are made, and they do not otherwise play any role in decisions affecting their compensation, except for discussing their annual, individual performance goals (and their self-assessment of their respective achievement of those goals) with our CEO. Our CEO, in turn, makes recommendations to the compensation committee based on these discussions. Our CEO does not participate in her own performance review and does not recommend her own compensation (other than completing a self-assessment of her annual, individual performance achievements against pre-established goals).

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis, required by Item 402(b) of Regulation S-K, with management of the Company. Based on this review and discussion, the compensation committee recommends to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and such other filings with the SEC as may be appropriate.

Stephan A. James, Chairman

Rudina Sesari

Michael L. Tipsord

Randy H. Zwirn

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of our NEOs for 2018, and to the extent required by SEC disclosure rules, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)	Adjusted Total ($)(5)
Julie M. Howard	2018	900,000	909,762	6,311,553	—	1,526,000	23,093	9,670,408	6,525,997
Chairman and Chief Executive Officer	2017	900,000	—	2,241,037	—	821,000	22,078	3,984,115	—
	2016	884,231	—	1,961,617	550,004	1,215,000	15,004	4,625,856	—

Stephen R. Lieberman	2018	500,000	360,188	1,473,805	—	530,000	20,111	2,884,104	2,215,514
Executive Vice President	2017	500,000	—	537,855	—	280,000	15,929	1,333,784	—
and Chief Financial Officer	2016	355,769	—	957,084	125,002	312,000	136,737	1,886,594	—

Lee A. Spirer	2018	650,000	547,193	1,946,070	—	840,000	13,733	3,996,996	3,173,762
Executive Vice President	2017	650,000	—	582,684	—	550,000	13,583	1,796,267	—
and Chief Growth and Transformation Officer	2016	642,115	—	579,588	162,500	777,000	12,802	2,174,005	—

Monica M. Weed	2018	450,000	352,237	1,326,095	—	485,000	21,482	2,634,814	2,070,331
Executive Vice President,	2017	450,000	—	403,413	—	297,000	20,459	1,170,872	—
General Counsel and Secretary	2016	450,000	—	334,378	93,753	406,000	16,653	1,300,784	—

(1)	The amount reported in this column for 2018 reflect the cash portion of the Transaction Bonuses and the SaleCo Adjustment Payments as follows:

	Transaction Bonuses (cash portion) ($)	SaleCo Adjustment Payments ($)
Julie M. Howard	750,000	159,762
Stephen R. Lieberman	325,000	35,188
Lee A. Spirer	500,000	47,193
Monica M. Weed	325,000	27,237

The Transaction Bonuses were paid to the NEOs on August 29, 2018 and were granted as extraordinary items of compensation outside of our standard executive compensation program for the year to recognize the significant contributions of our NEOs to the Sale Transaction and the significant value it created for the Company, as described above under “Compensation Discussion and Analysis —Compensation Related to the Sale Transaction — Transaction Bonuses.” The SaleCo Adjustment Payments were paid on March 22, 2019 to compensate the NEOs for the loss of the contribution of SaleCo to the Company’s performance against the pre-established targets of the 2016 PBRSU Awards. Those targets had been established in 2016 with the assumption that SaleCo would remain a part of the Company through the end of the performance period on December 31, 2018. SaleCo’s actual contributions ceased on August 24, 2018, resulting in a smaller portion of the shares underlying the 2016 PBRSU Awards vesting than would have vested had the Sale Transaction not been completed during the performance period. (See Compensation Discussion and Analysis —Compensation Related to the Sale Transaction — Modification of Outstanding Adjusted EBITDA Performance-Based Restricted Stock Units – SaleCo Adjustment Payments.”) For each NEO, the amount of the SaleCo Adjustment Payment was determined based on the closing price of one share of our stock on March 15, 2019 ($19.68) multiplied by the estimated number of additional shares underlying the 2016 PBRSU Award that would have vested had the Sale Transaction not been completed during the performance period of the award.

(2)

The amounts reported in this column for 2018 represent the aggregate grant date fair value of the restricted stock unit awards granted to our NEOs computed in accordance with the Financial Accounting Standards

Board Accounting Standard Codification Topic 718, Compensation — Stock Compensation (“ASC Topic 718”), excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 9 — Share-Based Compensation Expense to the notes to consolidated financial statements in the 2018 Form 10-K. The awards granted in 2018 included 2018 PBRSU Awards, time-based restricted stock unit awards, the equity portion of the Transaction Bonuses, and the incremental fair value associated with the modification of the 2017 PBRSU Awards (the “2017 PBRSU Award Modification”) and 2018 PBRSU Awards 2018 (the “2018 PBRSU Award Modification”) and are as follows:

	2018 PBRSU Award($)	2018 Time-Based Restricted Stock Unit Award($)	Transaction Bonus (equity portion)($)	2018 PBRSU Award Modification ($)	2017 PBRSU Award Modification ($)	Total($)
Julie M. Howard	1,693,641	883,251	750,012	2,073,909	910,740	6,311,553
Stephen R. Lieberman	338,744	176,658	325,001	414,816	218,586	1,473,805
Lee A. Spirer	440,355	229,650	500,024	539,240	236,801	1,946,070
Monica M. Weed	304,853	158,995	325,001	373,307	163,939	1,326,095

With respect to the 2018 PBRSU Awards, the amounts reported are based on the probable outcome of the performance-based vesting conditions at the time of grant. Assuming the highest level of performance is achieved, the 2018 PBRSU Awards would have been as follows: $2,460,498 for Ms. Howard; $492,124 for Mr. Lieberman; $639,743 for Mr. Spirer; and $442,887 for Ms. Weed.

The 2017 PBRSU Award Modification and 2018 PBRSU Award Modification are more fully described under “Compensation Discussion and Analysis – Compensation Related to the Sale Transaction – Modification of Outstanding Adjusted EBITDA Performance-Based Restricted Stock Units – Adjustments to 2017 PBRSU Awards and 2018 PBRSU Awards” above. These amounts do not reflect the grant of new awards, but instead represent the accounting cost of the modification of the performance targets reflected in outstanding awards to reflect the fact that SaleCo was divested on August 24, 2018 and would thereafter not contribute to the Company’s achievements with respect to those performance targets. Although the accounting charges of these modifications are required to be reported in this table, the modification of these awards does not reflect any incremental grants to the NEOs. The 2017 PBRSU Awards will vest, if at all, based on the Company’s achievement with respect to the applicable performance measures for the three-year period ending on December 31, 2019. The 2018 PBRSU Awards will vest, if at all, based on the Company’s achievement with respect to the applicable performance measures for the three-year period ending on December 31, 2020. The adjustments were intended to maintain the previously anticipated level of rigor of performance hurdles as originally established for each award but exclude the Adjusted EBITDA contributions from SaleCo from the date of the divestiture through the end of the applicable performance period.

(3)

The amounts reported in this column for 2018 represent awards paid to our NEOs under the 2018 annual incentive plan. The 2018 annual performance-based incentive awards are discussed in more detail under the section entitled “Compensation Discussion and Analysis — 2018 Executive Compensation Program” above, and were paid to our NEOs on March 8, 2019.

(4)

The amounts reported in this column include Company matching contributions under our 401(k) plan, the value attributable to group-term life insurance benefits and parking benefits provided to each NEO. For 2018, Ms. Howard received $10,063 of value attributed to group-term life insurance benefits. No other items included in this column for any of the NEOs had a value in excess of $10,000 for 2018.

(5)

We are presenting this supplemental column to show how the compensation committee views the NEOs’ annual compensation for 2018. This column adjusts the amounts reported in the Total column by subtracting the amounts reported for the modification of outstanding Adjusted EBITDA performance-based restricted stock units and the SaleCo Adjustment Payments to show how year-over-year compensation changes without including adjustments to previously outstanding awards for the Sale Transaction. This column provides supplemental disclosure and should not be used as a substitute for the amounts reported in the Total column.

2018 Grants of Plan-Based Awards

	Grant Date	Grant Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares (#)		All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)
Julie M. Howard	—	—	126,000	1,080,000	2,160,000
	3/15/2018	3/6/2018				10,076	(3)	80,606	(3)	120,909	(3)					1,693,641
	3/15/2018	3/6/2018										43,403	(4)			883,251
	8/24/2018	8/24/2018										31,355	(5)			750,012
	12/26/2018	12/26/2018				26,199	(6)	52,398	(6)	78,597	(6)					910,740
	12/26/2018	12/26/2018				30,228	(7)	60,455	(7)	90,683	(7)					2,073,909
Stephen R. Lieberman	—	—	44,000	375,000	750,000
	3/15/2018	3/6/2018				2,015	(3)	16,122	(3)	24,183	(3)					338,744
	3/15/2018	3/6/2018										8,681	(4)			176,658
	8/24/2018	8/24/2018										13,587	(5)			325,001
	12/26/2018	12/26/2018				6,288	(6)	12,576	(6)	18,864	(6)					218,586
	12/26/2018	12/26/2018				6,046	(7)	12,092	(7)	18,138	(7)					414,816
Lee A. Spirer	—	—	76,000	650,000	1,300,000
	3/15/2018	3/6/2018				2,620	(3)	20,958	(3)	31,437	(3)					440,355
	3/15/2018	3/6/2018										11,285	(4)			229,650
	8/24/2018	8/24/2018										20,904	(5)			500,024
	12/26/2018	12/26/2018				6,812	(6)	13,624	(6)	20,436	(6)					236,801
	12/26/2018	12/26/2018				7,860	(7)	15,719	(7)	23,579	(7)					539,240
Monica M. Weed	—	—	39,000	337,500	675,000
	3/15/2018	3/6/2018				1,814	(3)	14,509	(3)	21,764	(3)					304,853
	3/15/2018	3/6/2018										7,813	(4)			158,995
	8/24/2018	8/24/2018										13,587	(5)			325,001
	12/26/2018	12/26/2018				4,716	(6)	9,432	(6)	14,148	(6)					163,939
	12/26/2018	12/26/2018				5,441	(7)	10,882	(7)	16,323	(7)					373,307

(1)

The amounts reported in these columns show the threshold, target and maximum award opportunities payable to our NEOs under the 2018 annual incentive plan. A discussion of the performance goals utilized for the 2018 annual incentive plan is included under the section entitled “Compensation Discussion and Analysis — 2018 Executive Compensation Program,” above. The actual cash awards paid to our NEOs under the 2018 annual incentive plan are set forth in the 2018 Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

The amounts reported in this column represent the (i) grant date fair value of each 2018 equity award computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures and (ii) the incremental fair value associated with the modification of outstanding equity awards following the Sale Transaction. In the case of the performance-based restricted stock units, the amounts reported are based upon the probable outcome of the applicable performance-based vesting conditions at the time of grant. Assumptions made in computing the grant date fair value of these awards are described in Note 9 — Share-Based Compensation Expense to the notes to consolidated financial statements in our 2018 Form 10-K.

(3)

The amounts reported show the threshold, target and maximum award opportunities for the performance-based restricted stock units granted to the NEOs under the 2017 Long-Term Incentive Plan (the “2017 Plan”). These restricted stock units vest on the third anniversary of the grant date, subject to the holder’s continued employment with the Company, if and only to the extent that specific performance goals with respect to the Company’s TSR, relative to companies in the GICS Industry Group, and cumulative Adjusted EBITDA are met during a three-year performance period.

(4)

These amounts reported represent the time-based restricted stock units granted to the NEOs under the 2017 Plan. These restricted stock units vest in one-third increments on each of the first three anniversaries of the grant date, subject to the holder’s continued employment with the Company.

(5)

These amounts reported represent the equity portion of the Transaction Bonuses that were granted as extraordinary items of compensation outside of our 2018 executive compensation program to recognize the significant contributions of our NEOs to the Sale Transaction and the significant value it created for the Company, as described above under “Compensation Discussion and Analysis — Compensation Related to the Sale Transaction — Transaction Bonuses.” The restricted stock awards were vested on the grant date but subject to a six-month holding period.

(6)

The amounts reported relate to the 2017 PBRSU Awards, which were originally granted in 2017 and were modified on December 26, 2018 to adjust the performance targets to reflect the disposition of SaleCo in the Sale Transaction, as further described under “Compensation Discussion and Analysis — Compensation Related to the Sale Transaction — Modification of Outstanding EBITDA Performance-Based Restricted Stock Units” above. The adjustments were intended to maintain the same anticipated level of rigor of performance hurdles as originally established for each award but exclude the Adjusted EBITDA contributions from SaleCo from the date of the divestiture through the end of the performance period. Without this adjustment, which was made only to the tranche of each award that vests based on Adjusted EBITDA, the probability of the Company achieving the threshold level of Adjusted EBITDA performance was determined to be zero. As a result, the incremental fair value of the modification was equivalent to the total fair value of that tranche of the award.

(7)

The amounts reported relate to the 2018 PBRSU Awards, which were originally granted in 2018 (and reported for each NEO as granted on March 15, 2018 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of this table) and were modified on December 26, 2018 to adjust the performance targets to reflect the disposition of SaleCo in the Sale Transaction, as further described under “Compensation Discussion and Analysis —Compensation Related to the Sale Transaction — Modification of Outstanding EBITDA Performance-Based Restricted Stock Units” above. The adjustments were intended to maintain the same anticipated level of rigor of performance hurdles as originally established for each award but exclude the Adjusted EBITDA contributions from SaleCo from the date of the divestiture through the end of the performance period. Without this adjustment, which was made only to the tranche of each award that vests based on Adjusted EBITDA, the probability of the Company achieving the threshold level of Adjusted EBITDA performance was determined to be zero. As a result, the incremental fair value of the modification was equivalent to the total fair value of that tranche of the award.

Outstanding Equity Awards at 2018 Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Julie M. Howard	3/15/2013	72,873	—	13.17	3/15/2019	—		—	—	—
	3/17/2014	48,146	—	18.45	3/17/2020	—		—	—	—
	3/16/2015	92,533	—	13.36	3/16/2021	—		—	—	—
	3/15/2016	75,987	37,994	15.11	3/15/2022	70,902	(4)	1,705,193	—	—
	3/15/2017	—	—			25,080	(5)	603,174	69,863	1,680,205
	3/15/2018	—	—			43,403	(5)	1,043,842	80,606	1,938,574
Stephen R. Lieberman	4/18/2016	16,948	8,475	15.77	4/18/2022	26,355	(4)	633,838	—	—
	3/15/2017	—	—			6,020	(5)	144,781	16,767	403,246
	3/15/2018	—	—			8,681	(5)	208,778	16,122	387,734
Lee A. Spirer	3/17/2014	19,923	—	18.45	3/17/2020	—		—	—	—
	3/15/2016	22,450	11,226	15.11	3/15/2022	20,949	(4)	503,823	—	—
	3/15/2017	—	—			6,521	(5)	156,830	18,165	436,868
	3/15/2018	—	—			11,285	(5)	271,404	20,958	504,040
Monica M. Weed	3/17/2014	9,962	—	18.45	3/17/2020	—		—	—	—
	3/16/2015	16,330	—	13.36	3/16/2021	—		—	—	—
	3/15/2016	12,952	6,477	15.11	3/15/2022	12,086	(4)	290,668	—	—
	3/15/2017	—	—			4,515	(5)	108,586	12,576	302,453
	3/15/2018	—	—			7,813	(5)	187,903	14,509	348,941

(1)	The stock options reported in this column vest annually in equal installments over a three-year period from the grant date, subject to the holder’s continued employment with the Company.

(2)	The amounts reported in these columns are calculated by multiplying $24.05, the closing sales price per share of our common stock on December 31, 2018, by the number of shares that have not vested.

(3)

The performance-based restricted stock units vest on the third anniversary of the grant date if and only to the extent that specific performance goals with respect to the Company’s TSR, relative to the companies in the GICS Industry Group, and cumulative Adjusted EBITDA are met during a three-year performance period. The amounts reported in this table for these awards are based on achieving the “target” level of performance, as the performance-based restricted stock units that vested based on the three-year performance period ended December 31, 2018 vested at 80.3% of target.

(4)

Includes the performance-based restricted stock units that vested on March 15, 2019 at 80.3% of target based on performance actually achieved during the three-year performance period ended December 31, 2018.

(5)	The time-based restricted stock unit awards vest annually in equal installments over a three-year period from the grant date, subject to the holder’s continued employment with the Company.

2018 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Julie M. Howard	67,411	406,703	130,006	2,760,516
Stephen R. Lieberman	—	—	30,020	677,132
Lee A. Spirer	32,659	351,212	53,858	1,171,681
Monica M. Weed	32,374	302,185	30,969	679,247

(1)

The amounts reported in this column are calculated by multiplying the closing sale price per share of our common stock on the exercise/vesting date by the number of shares acquired on exercise/vesting, less the aggregate exercise price paid in the case of the option awards.

2018 Potential Payments Upon Termination or Change in Control

The following table reflects the potential payments and benefits to which each of our NEOs would be entitled in the event of a termination of his or her employment or change in control of the Company. The amounts shown in the table below are estimates and were calculated assuming that the termination of employment or change in control was effective as of December 31, 2018 based on the employment arrangement that existed between the Company and the respective NEO at such date. The actual amounts that would be paid to a NEO can only be determined at the time of the termination of employment or change in control. In addition, any or all amounts payable to a NEO upon a termination of employment may be delayed for six months following the date of termination if the delay of payment is necessary to comply with Section 409A of the Code. Any cash payment delayed in that manner would also accrue interest. The section entitled “—Employment Arrangements” below contains a summary of the material terms of the employment arrangements we have with each of the NEOs shown in the table below, including terms related to any payments to which the NEO would be entitled in connection with a termination of his or her employment or change in control of the Company.

	Cash Payment ($)(1)	Continuation of Medical/ Welfare Benefits (Present Value) ($)(2)	Acceleration of Equity Awards ($)(3)	Total Termination Payments/ Benefits ($)
Julie M. Howard
Voluntary	—	—	—	—
Death/Disability	5,700,667	12,947	3,737,488	9,451,102
Termination by Company Other Than For Cause	5,700,667	12,947	3,737,488	9,451,102
Termination by Executive for Good Reason	5,700,667	12,947	—	5,713,614
Qualifying Termination in Connection with a Change in Control	7,788,000	12,947	7,310,655	15,111,602
Change in Control	—	—	—	—
Stephen R. Lieberman
Voluntary	—	—	—	—
Death/Disability	530,000	—	1,074,528	1,604,528
Termination by Company Other Than For Cause	1,404,000	—	1,074,528	2,478,528
Termination by Executive for Good Reason	1,404,000	—	—	1,404,000
Qualifying Termination in Connection with a Change in Control	2,278,000	—	1,848,550	4,126,550
Change in Control	—	—	—	—
Lee A. Spirer
Voluntary	—	—	—	—
Death/Disability	840,000	—	1,028,036	1,868,036
Termination by Company Other Than For Cause	2,212,333	9,022	1,028,036	3,249,391
Termination by Executive for Good Reason	2,212,333	9,022	—	2,221,355
Qualifying Termination in Connection with a Change in Control	3,584,667	9,022	1,973,326	5,567,015
Change in Control	—	—	—	—
Monica M. Weed
Voluntary	—	—	—	—
Death/Disability	485,000	—	657,632	1,142,632
Termination by Company Other Than For Cause	1,331,000	10,421	657,632	1,999,053
Termination by Executive for Good Reason	1,331,000	10,421	—	1,341,421
Qualifying Termination in Connection with a Change in Control	2,177,000	10,421	1,296,455	3,483,876
Change in Control	—	—	—	—

(1)

Cash payments in connection with a termination as a result of death or disability; termination by the Company other than for “cause;” or a termination by the NEO for “good reason,” as applicable, were calculated as follows:

•

for Ms. Howard, the cash payment equals two times the sum of her base salary and the average of her three most recent annual incentive awards, plus a pro-rata portion of her annual incentive awards for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash incentives awarded to Ms. Howard for 2018); and

•

for Mr. Lieberman, Mr. Spirer and Ms. Weed, in the case of a termination as a result of death or disability, the cash payment equals a pro-rata portion of his or her annual incentive award for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting the amounts in the table above, we have assumed to be the actual cash incentives awarded to the NEOs for 2018), and in the case of a termination of employment by the Company other than for “cause” or a termination by the NEO for “good reason,” the cash payment equals the sum of the NEO’s base salary and the average of his or her annual incentive awards for the three most recently completed years (or such shorter period if employed by the Company for less than three years), plus a pro-rata portion of the NEO’s annual incentive awards for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which, for purposes of reporting the amounts in the table above, we have assumed to be the actual cash incentives awarded to the NEO for 2018).

Cash payments in connection with a qualifying termination of employment in connection with a change in control were calculated as follows:

•

for Ms. Howard, the cash payment equals three times the sum of her base salary and the average of her three most recent annual incentive awards, plus the pro-rata portion of her annual incentive award for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of this amount in the table above, we have assumed to be the actual cash incentive awarded to Ms. Howard for 2018); and

•

for Mr. Lieberman, Mr. Spirer and Ms. Weed, the cash payment equals two times the sum of his or her base salary and the average of his or her three most recent annual incentive award (or such shorter period if employed by the Company for less than three years), plus a pro-rata portion of his or her annual incentive award for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (which for purposes of reporting these amounts in the table above, we have assumed to be the actual cash incentives awarded to each NEO for 2018).

(2)

The amounts reported in this column represent the present value of continuing the NEO’s healthcare benefits at the same level and cost to her or him as immediately preceding the date of termination for 24 months (in the case of Ms. Howard) or 12 months (in the case of the other NEOs).

(3)

The amounts reported in this column represent the aggregate value of the restricted stock units and stock options that would vest in connection with a qualifying termination of employment based on the closing sales price per share of our common stock on December 31, 2018 of $24.05.

The agreements setting forth the terms and conditions of the restricted stock unit and stock option awards granted to our NEOs provide for:

•

prorated vesting for any performance-based restricted stock units, based on the Company’s actual performance during the respective performance period (for purposes of reporting the amounts in the table above, we have assumed that the “target” performance level was met) and the number of months the NEO was employed during the performance period, in the event of a termination as a result of death or disability or by the Company other than for cause;

•

prorated vesting for any time-based restricted stock units, based on the number of underlying shares that would have vested on the next vesting date and the number of days that have elapsed since the last vesting date through the assumed date of termination, in the event of a termination as a result of death or disability or by the Company other than for cause (or in the case of Mr. Lieberman with respect to the initial award of restricted stock units granted to him upon commencement of his employment with us, a termination of employment by him for “good reason”); and

•

full vesting of the award (with any performance-based restricted stock units vesting at the “maximum” performance level) in the event there is a qualifying termination of employment within 24 months following a change in control of the Company.

Accrued Pay and Regular Retirement Benefits. The amounts reported in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination. These include:

•	accrued salary and, if applicable, vacation pay;

•	distributions of plan balances under the Company’s 401(k) plan; and

•	payments of amounts under life and disability insurance policies.

Employment Arrangements

We have entered into employment arrangements with each of our NEOs that generally provide for minimum base salaries, annual cash incentive opportunities under the Company’s annual incentive plan (subject to the achievement of annual performance goals) and severance benefits in the case of certain termination events, including, in certain cases, in connection with or following a change in control of the Company.

Julie M. Howard

In connection with Ms. Howard’s appointment as our CEO, effective March 1, 2012, we amended and restated our employment agreement with her. The employment agreement automatically extends for one-year terms past the initial five-year term (which ended on March 1, 2017), unless the Company provided notice of our intent not to continue her employment after the expiration of the initial five-year term on at least equivalent terms (other than contract length) (no such notice was provided by the Company), or unless earlier terminated as provided therein. Under the employment agreement Ms. Howard will receive an annual base salary, in an amount determined by the compensation committee (currently $900,000) and is eligible to receive an annual cash incentive award under the annual incentive plan for the Company’s executive officers based on the achievement of annual performance goals as determined by the compensation committee. The employment agreement binds Ms. Howard to certain non-solicitation and non-competition restrictions during the term of her employment and for a period of one year thereafter.

The employment agreement provides, among other things, that if the Company terminates Ms. Howard other than for “cause” (as defined in the employment agreement), Ms. Howard terminates her employment for “good reason” (as defined in the employment agreement) or Ms. Howard’s employment is terminated because of death or disability, the Company will pay to Ms. Howard (or her legal representatives) as a severance benefit an amount in cash equal to (i) two times the sum of her base salary and the average of her annual incentive awards for the three most recently completed years, plus (ii) a pro rata portion of her annual incentive award for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, if the Company terminates Ms. Howard other than for cause or disability, Ms. Howard terminates her employment for good reason or Ms. Howard’s employment is terminated because of death, the Company will pay Ms. Howard (or her family in the event of her death) an amount equal to monthly COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to 24 months after the date of termination. If Ms. Howard’s employment is terminated because of disability, Ms. Howard would be entitled to continuation of her healthcare benefits for up to 24 months after the date of termination. However, if the Company terminates Ms. Howard for cause or Ms. Howard terminates her employment other than for good reason, the Company would have no further obligation to Ms. Howard other than the obligation to pay her base salary through the date of termination and any other compensation and benefits then due.

The employment agreement also provides that if, during the one-year period following a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability or Ms. Howard terminates her employment for good reason or if, during the one-year period preceding a change in control, the Company terminates Ms. Howard’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company will pay to Ms. Howard (or her legal representatives) as a severance payment an amount in cash equal to (i) three times the sum of her base salary and the average of her annual incentive awards for the three most recently completed years, plus (ii) a pro rata portion of her annual incentive award for the year in which the termination occurs based on an estimate of Company performance for the period before the date of termination, as determined by the compensation committee (subject to subsequent reconciliation based on the Company’s actual performance). In addition, the Company will pay Ms. Howard (or her family in the event of her death) an amount equal to monthly COBRA premiums (less the amount of her portion of such premiums prior to the date of termination) for up to 24 months after the date of termination.

Any compensation paid or awarded to Ms. Howard under the employment agreement is subject to the Company’s clawback policy.

Stephen R. Lieberman, Lee A. Spirer and Monica M. Weed

Pursuant to the terms of their respective at-will offer letters with the Company, each of Mr. Lieberman, Mr. Spirer and Ms. Weed are eligible for the Company’s standard executive severance benefits which generally provide that if the executive’s employment is terminated by the Company without cause or by the executive due to a constructive termination of employment, then the Company will pay the executive a cash severance payment equal to the sum of his or her base salary and the average of his or her annual incentive awards for the three most recently completed years (or such shorter period if employed by the Company for less than three years). The offer letter also provides that if (i) during the one-year period following a change in control, the executive’s employment is terminated by the Company without cause or by the executive due to a constructive termination of employment, or (ii) during the six-month period preceding a change in control, the Company terminates the executive’s employment other than for cause, death or disability in anticipation of a change in control transaction that the Board is actively considering and that is ultimately consummated, the Company will pay the executive a cash severance payment equal to two times the sum of (1) his or her base salary and (2) the average of his or her annual incentive awards for the three most recently completed years (or such shorter period if employed for less than three years). In the event that the executive’s employment is terminated by reason of death or disability, the Company will also pay the executive COBRA premiums (less the amount of his or her portion of such premiums as in effect prior to the date of termination) for up to 12 months and any earned but unpaid annual incentive award for the year prior to his or her termination and a prorated annual incentive award based on actual performance for the year in which his or her employment terminates. These executive severance benefits are subject to the executive having been and remaining in compliance with any and all restrictive covenants and other obligations to the Company, including those set forth in the Company’s standard form of executive officer business protection and arbitration agreement.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Ms. Howard, our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

For 2018,

•	The median of the annual total compensation of all of our employees, other than Ms. Howard, was $44,198.

•	Ms. Howard’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, was $9,670,408.

•	Based on this information, the ratio of the annual total compensation of Ms. Howard to the median of the annual total compensation of all employees is estimated to be 219 to 1.

Because of meaningful changes to the Company’s employee population in 2018 resulting from the Sale Transaction and other events, we have identified a new median employee, and did not use the same median employee as we identified last year. We used the same methodology this year to identify the 2018 median employee as of December 31, 2018, as we used last year. As is permitted under the applicable SEC rules, to identify our median employee among our domestic and international employee population, we used “annualized base pay” (i.e., we have calculated the total amount that individuals hired during 2018 would have received had they been employed for the full year) as a consistently applied compensation measure. We calculated annualized base pay using annual base salary levels, except for hourly workers, for whom we used a reasonable estimate of hours worked during the year, determined based on payroll records, to determine annualized compensation. After identifying the median employee based on annualized base pay, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2018 Summary Compensation Table.

We expect that the ratio of the compensation of our CEO to our median employee will vary over time for a number of reasons, and in particular as result of the fact that a large portion of our CEO’s compensation is performance-based. In 2018, Company performance against the pre-determined performance measures included in our CEO’s compensation elements was significantly stronger than the Company performance against those same measures in 2017, resulting in higher compensation to Ms. Howard over the prior year. The 2018 pay ratio is also significantly larger over the prior year for several extraordinary reasons. First, although our compensation practices in 2018 did not significantly change from the prior year’s practices (outside of the extraordinary compensation related to the Sale Transaction) in 2018, SaleCo’s employee population consisted of a disproportionate number of highly compensated employees. The divestiture of that business accordingly resulted in a shift of the median employee to a considerably lower compensation level. Second, in 2018, our CEO received significant compensation related to the Sale Transaction that would not have been awarded under ordinary circumstances, including a Transaction Bonus Award and SaleCo Adjustment Payment. (See “Compensation Discussion and Analysis — Compensation Related to the Sale Transaction” for additional information on those awards.) Third, under the applicable Summary Compensation Table Rules, the modification of certain performance targets included in Ms. Howard’s 2017 PBRSU Award and 2018 PBRSU Award to align those targets with the Company’s structure following the-Sale Transaction resulted in accounting charges that are required to be included in the 2018 Summary Compensation Table, although those modifications did not result in additional incremental grants to her. (See “Compensation Discussion and Analysis — Compensation Related to the Sale Transaction — Modification of Outstanding Adjusted EBITDA Performance-Based Restricted Stock Units” for additional detail on these modifications.) Although not intended as a substitute for the above disclosed pay ratio, for informational purposes, the table below indicates the pay ratio for our CEO to our median employee without taking into account the extraordinary compensation items related to the Sale Transaction:

•	The median of the annual total compensation of all of our employees, other than Ms. Howard, was $44,198.

•

Ms. Howard’s annual total compensation, as reported in the Total column of the 2018 Summary Compensation Table, excluding the Transaction Bonus Award, the SaleCo Adjustment Payment, and the 2018 PBRSU Award Modification and 2017 PBRSU Award Modification was $5,025,985.

•	Based on this information, the adjusted ratio of the annual total compensation of Ms. Howard to the median of the annual total compensation of all employees is estimated to be 114 to 1.

DIRECTOR COMPENSATION

For 2018, our non-employee directors received an annual retainer of $80,000. In addition, the chairman of the audit committee and the chairman of the compensation committee each received an additional annual retainer of $15,000, and the chairman of the nominating and governance committee received an additional annual retainer of $10,000. Our Lead Director received an additional annual retainer of $20,000. Any member of the Board who is employed by the Company (or any of its subsidiaries) is not compensated for his or her service on the Board or any of its committees. Our director compensation year runs from the annual meeting in one year to the annual meeting in the next year.

All retainers are paid in cash on a quarterly basis, unless a director elects to defer his or her retainer(s) under our directors’ deferred fees plan. This plan provides that a director may elect to defer all or a portion of his or her retainer to an account which earns interest monthly. Payment is then made to a participating director under the plan upon the director’s resignation from the Board or his or her death. A participating director may elect to receive the payment in a lump-sum or in installments over a ten-year period.

The compensation program for our non-employee directors also includes an equity component. In 2018, our non-employee directors received an equity grant consisting of restricted stock units with an aggregate value of $120,000, with the number of restricted stock units awarded to each non-employee director determined based on the average daily closing price of the Company’s common stock during the 30-day calendar period leading up to, but not including, the grant date. All annual equity awards granted to our non-employee directors that are elected or appointed as of that date are made on the same date as our annual meeting of shareholders. On June 15, 2018 (the date of the 2018 annual meeting of our shareholders), each of our non-employee directors then elected to office received an annual equity award consisting of 4,923 restricted stock units granted pursuant to the terms of the 2017 Plan. The restricted stock units vest on the one-year anniversary of the grant or, if earlier, the next annual meeting of shareholders occurring after the grant date. Directors appointed or elected on a date that is not the date of our annual meeting of shareholders receive only a pro-rated portion of this annual award, calculated based on the portion of the year in which the director served from the date of the most recently held annual meeting to the first anniversary thereof. In connection with his appointment to the Board effective February 12, 2018, Mr. Yingling received a pro-rated initial equity award consisting of 1,535 restricted stock units granted pursuant to the 2017 Plan.

The compensation committee has adopted stock ownership guidelines that apply to our non-employee directors and is responsible for monitoring compliance with those guidelines and overseeing that they remain appropriate. These guidelines require each of our non-employee directors to own shares of our common stock (as defined in the guidelines) valued at a minimum of four times (4x) their annual retainer (excluding any additional annual retainer earned for chairing a committee or serving as our Lead Director). Although there is no specific period of time by which the stock ownership guidelines must be achieved, each of our non-employee directors is expected to make continuous progress towards the guidelines and, prior to meeting the guidelines, is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options. Even after achieving the stock ownership guidelines, our non-employee directors must also comply with holding period requirements with respect to their equity grants. Under these holding period requirements, each of our non-employee directors is required to hold at least 75% of the net shares received from the vesting of their equity awards or the exercise of stock options for at least one year following the vesting or exercise date. As of the end of 2018, all of our non-employee directors were in compliance with these stock ownership guidelines, including the applicable holding period requirements set forth in the guidelines.

The following table summarizes the total compensation paid to or earned by our non-employee directors for 2018.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
Kevin M. Blakely	95,000	119,727	—	—	214,727
Cynthia A. Glassman	90,000	119,727	—	—	209,727
Stephan A. James	95,000	119,727	—	—	214,727
Rudina Seseri(3)	43,516	119,727	—	—	163,243
Samuel K. Skinner(4)	36,703	—	—	—	36,703
Governor James R. Thompson(4)	53,007	—	—	—	53,007
Michael L. Tipsord	90,833	119,727	—	—	210,560
Kathleen E. Walsh	80,000	119,727	—	—	199,727
Jeffrey W. Yingling(5)	70,667	149,230	—	—	219,897
Randy H. Zwirn	80,000	119,727	—	—	199,727

(1)

Includes an additional annual retainer of $15,000 paid to Mr. Blakely for serving as chairman of the audit committee; an additional annual retainer of $15,000 paid to Mr. James for serving as chairman of the compensation committee; an additional annual retainer of $10,000 paid to Dr. Glassman for serving as chairman of the nominating and governance committee; and an additional retainer of $10,833 paid to Mr. Tipsord for serving as our Lead Director beginning on June 15, 2018 (based on the additional annual retainer of $20,000). For 2018 Mr. Tipsord and Ms. Walsh elected to defer their respective retainers under our directors’ deferred fees plan (see the narrative preceding this table for a description of that plan).

(2)

The amounts reported in this column represent the aggregate grant date fair value of the restricted stock units granted to our non-employee directors during 2018 computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. Assumptions made in calculating the aggregate grant date fair value of these awards are described in Note 9 – Share-Based Compensation Expense to the notes to the consolidated financial statements in our 2018 Form 10-K. As of December 31, 2018, the aggregate number of shares underlying outstanding restricted stock unit awards for each individual serving as a non-employee director during 2018 was as follows:

Kevin M. Blakely	4,923
Cynthia A. Glassman	4,923
Stephan A. James	4,923
Rudina Seseri	4,923
Samuel K. Skinner	—
Governor James R. Thompson	—
Michael L. Tipsord	4,923
Kathleen E. Walsh	4,923
Jeffrey W. Yingling	6,458
Randy H. Zwirn	4,923

(3)	Ms. Seseri joined the Board on June 15, 2018.

(4)

Mr. Skinner and Governor Thompson each retired from the Board on June 15, 2018, the date of our 2018 annual shareholders meeting. The fees paid to Governor Thompson include the pro-rata portion of the $20,000 additional annual retainer for serving as our Lead Director until his retirement.

(5)

Mr. Yingling joined the Board on February 12, 2018; accordingly, the Company prorated his annual equity retainer based on for the portion of 2018 he served as our director until June 15, 2018, the date of our 2018 annual shareholders meeting.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

No person who served on the compensation committee in 2018 was an officer or employee of the Company during 2018, was formerly an officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules regarding certain relationships and related person transactions. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board) of another corporation during 2018, where one of the executive officers of the other corporation served on our compensation committee or as one of our directors. None of our executive officers served as a director of another corporation during 2018, where one of the executive officers of the other corporation served on our compensation committee.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE

OFFICERS AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 29, 2019 (unless otherwise indicated) by: (i) each of our directors; (ii) each of our NEOs; (iii) all of our directors and executive officers as a group; and (iv) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, based on filings with the SEC. We believe that, except where noted otherwise, each person named below has sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by such person, subject to community property laws where applicable.

	Shares Beneficially Owned(1)
Name and Address of 5% Shareholders	Number	Percent
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055(2)	6,233,512	15.96%
The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355(3)	4,437,720	11.36%
Dimensional Fund Advisors LP, Building One, 6300 Bee Cave Road, Austin, TX 78746(4)	3,588,688	9.19%
Wellington Management Group LLP, 280 Congress Street, Boston, MA 02210(5)	2,429,961	6.22%
Directors, Director Nominees and Executive Officers
Kevin M. Blakely	12,928	*
Cynthia A. Glassman	78,238	*
Julie M. Howard	478,013	*
Stephan A. James	86,484	*
Rudina Seseri	—	—
Michael L. Tipsord	118,070	*
Kathleen E. Walsh	3,932	*
Jeffrey W. Yingling	1,535	*
Randy H. Zwirn	21,226	*
Stephen R. Lieberman	82,731	*
Lee A. Spirer	119,993	*
Monica M. Weed	137,713	*
All directors and executive officers as a group (12 persons)	1,140,863	2.92%

*	Less than 1%.

(1)

Includes shares of our common stock subject to stock options that are or become exercisable within 60 days of March 29, 2019 and shares underlying restricted stock units that are scheduled to vest within 60 days of March 29, 2019 as follows:

	Stock Options	Restricted Stock Units
Kevin M. Blakely	—	—
Cynthia A. Glassman	—	—
Julie M. Howard	254,660	—
Stephan A. James	—	—
Rudina Seseri	—	—
Samuel K. Skinner	—	—
Governor James R. Thompson	—	—
Michael L. Tipsord	—	—
Kathleen E. Walsh	—	—
Jeffrey W. Yingling	—	—
Randy H. Zwirn	—	—
Stephen R. Lieberman	25,423	26,355
Lee A. Spirer	53,599	—
Monica M. Weed	45,721	—
All directors and executive officers as a group (12 persons)	379,403	26,355

(2)

Based solely on information provided in the Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the SEC on January 31, 2019, with respect to itself and certain subsidiaries. As of December 31, 2018, BlackRock reported having sole voting power with respect to 6,109,841 shares and sole dispositive power with respect to all 6,223,512 shares reported on the Schedule 13G/A.

(3)

Based solely on information provided in the Schedule 13G/A filed by The Vanguard Group, Inc. (“Vanguard”) with the SEC on February 11, 2019 with respect to itself and certain subsidiaries. As of December 31, 2018, Vanguard reported having sole voting power over 42,224 shares, shared voting power over 16,662 shares, sole dispositive power over 4,383,392 shares and shared dispositive power over 54,328 shares.

(4)

Based solely on information provided in the Schedule 13G/A filed by Dimensional Fund Advisors LP (“DFA”) with the SEC on February 8, 2019 with respect to itself and certain subsidiaries. As of December 31, 2018, DFA reported having sole voting power with respect to 3,482,761 shares and sole dispositive power with respect to all 3,588,688 shares reported on the Schedule 13G/A.

(5)

Based solely on information provided in the Schedule 13G filed by Wellington Management Company LLP (“Wellington”) with the SEC on February 12, 2019, with respect to itself and certain subsidiaries. As of December 31, 2018, Wellington reported having shared voting power with respect to 1,905,201 shares and shared dispositive power with respect to all 2,429,961 shares reported in the Schedule 13G.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table provides information with respect to shares of our common stock that may be issued under our equity compensation plans at December 31, 2018.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	452,276	$14.99	2,971,497
Equity compensation plans not approved by security holders	—		—
Total	452,276	$14.99	2,971,497

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. To our knowledge, based solely on a review of copies of such reports and representations received from our directors and executive officers, we believe that during the year ended December 31, 2018, our directors, executive officers and 10% shareholders complied with their Section 16(a) filing requirements on a timely basis.

CERTAIN RELATIONSHIPS AND

RELATED PARTY TRANSACTIONS

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, more than 5% shareholders and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” In accordance with our written related person transaction policy, any related person transaction must be approved or ratified by the audit committee or, if the audit committee so determines, by all disinterested members of the Board (by the vote of a majority of the disinterested members).

The audit committee considers all relevant factors when determining whether to approve a related person transaction including the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

We have not had any related person transactions requiring approval of the audit committee since January 1, 2018.

PROPOSAL 2

VOTE TO APPROVE, ON AN ADVISORY BASIS,

OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with a vote to approve, on an advisory basis, the compensation paid to our NEOs as disclosed in this Proxy Statement. This advisory vote on executive compensation is commonly referred to as a “say-on-pay” vote. Based on the voting results from the 2018 annual meeting of our shareholders with respect to the frequency of future say-on-pay votes, the Board decided it was in the best interests of our shareholders and the Company to include a say-on-pay vote in our proxy statement on an annual basis until the next required advisory vote on the frequency of future say-on-pay votes.

Our NEOs are critical to our success. That is why we design our executive compensation program to attract, retain and motivate highly qualified and effective executives and take actions to reward them for superior achievements. At the same time, we design our executive compensation program to focus on shareholders’ interests and the long-term performance of the Company. We do this by making a significant portion of our NEOs’ compensation contingent upon the Company’s, and their individual, achievement of specific short- and long-term performance measures.

We encourage you to read the sections entitled “Compensation Discussion and Analysis,” “Compensation Committee Report” and “Executive Compensation” on pages 24 through 55 of this Proxy Statement for additional details relating to our executive compensation program.

We are asking our shareholders to indicate their support for our executive compensation program by voting “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis and the compensation tables and related narrative discussion.”

The say-on-pay vote is an advisory vote only, and therefore, it will not bind the Company or the Board (or any of its committees). However, the Board and the compensation committee will consider the voting results when making future compensation decisions for our NEOs.

The Board and the compensation committee unanimously recommend that our shareholders vote “FOR” the approval, on an advisory basis, of the compensation paid to our NEOs as disclosed in this Proxy Statement.

PROPOSAL 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

At the annual meeting, our shareholders will be asked to ratify the appointment by the audit committee of KPMG LLP as our independent registered public accounting firm for fiscal year 2019. KPMG LLP has served as the Company’s independent accounting firm since our initial public offering in 1996.

In selecting KPMG LLP to serve as our independent registered public accounting firm for fiscal year 2019, the audit committee considered a number of factors, including:

•	the quality of its ongoing discussions with KPMG LLP, including the professional resolution of accounting and financial reporting matters with KPMG LLP’s national office;

•	the professional qualifications of KPMG LLP, the lead audit partner and other key engagement partners;

•	KPMG LLP’s independence program and its processes for maintaining its independence;

•	KPMG LLP’s depth of understanding of our businesses, accounting policies and practices and internal control over financial reporting;

•	the appropriateness of KPMG LLP’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms);

•	consideration of KPMG LLP’s known legal risks and significant proceedings that may impair their ability to perform our annual audit;

•	the most recent Public Company Accounting Oversight Board inspection report on KPMG LLP and the actions taken by KPMG in response to inspection findings, including investment in audit quality; and

•	the results of management’s and the audit committee’s annual evaluations of the qualifications, performance and independence of KPMG LLP.

The members of the audit committee believe that the continued retention of KPMG LLP to serve as our independent registered public accounting firm is in the best interests of the Company and its shareholders. The Board and the audit committee unanimously recommend that our shareholders vote “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2019.

Representatives from KPMG LLP are expected to attend the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP, our independent registered public accounting firm, has provided an unqualified opinion regarding our consolidated financial statements as of and for the year ended December 31, 2018 and the effectiveness of our internal control over financial reporting as of December 31, 2018. The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual consolidated financial statements for 2018 and 2017 and fees billed for other services rendered by KPMG LLP. The audit committee reviewed 100% of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence. The audit committee is responsible for audit fee negotiations associated with the retention of KPMG LLP as the Company’s independent registered public accounting firm.

The audit committee reviews and pre-approves both audit and permitted non-audit services provided by KPMG LLP and will not approve any engagement of KPMG LLP to perform any non-audit services prohibited by law or regulation. At each regular audit committee meeting, the audit committee receives updates on the services actually provided by KPMG LLP, and management may submit additional services for pre-approval. The audit committee has delegated to the chairman of the audit committee the authority to evaluate and approve engagements on behalf of the audit committee in the event that a need arises for pre-approval between regular audit committee meetings. If the chairman of the audit committee so approves any such engagements, he will report that approval to the full audit committee at the next audit committee meeting.

Each year, the independent registered public accounting firm’s engagement to audit our annual consolidated financial statements is approved by the audit committee before the filing of the preceding year’s Annual Report on Form 10-K.

	2018	2017
Audit fees(1)	2,709,127	1,917,145
Audit-related fees(2)	—	117,651
Audit and audit-related fees	—	2,034,796
Tax fees	—	—
All other fees	—	—
Total fees	2,709,127	2,034,796

(1)	Audit fees for 2018 include amounts incurred due to the Sale Transaction.

(2)

Audit-related fees for 2017 consist of fees for a report on our controls as a service organization under Statement on Standards for Attestation Engagements (SSAE) No.  16, performed at the request of certain clients of the Company.

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

If you wish to submit a proposal to be included in the proxy statement for the 2020 annual meeting of our shareholders, you must submit the proposal in writing to our corporate secretary at our principal executive office address. We must receive the proposal by December 11, 2019 in order to consider it for inclusion in our proxy materials for the 2020 annual meeting. Any such proposal must meet the requirements of Rule 14a-8 under the Exchange Act.

For proposals to be presented at the 2020 annual meeting but not included in our proxy materials, our By-Laws provide that a shareholder must deliver written notice to, or mail such written notice so that it is received by, our corporate secretary at our principal executive office, not less than 120 nor more than 150 days prior to the first anniversary of the date our proxy statement is released to shareholders in connection with the previous year’s election of directors or annual meeting of shareholders. For the 2020 annual meeting, any such proposals must be received by December 11, 2019 and no earlier than November 11, 2019.

In addition, our By-Laws provide that nominations by shareholders of persons for election as directors must be made by written notice delivered to, or mailed and received by, our corporate secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. For the 2020 annual meeting, any such nominations must be received by February 14, 2020 and no earlier than January 15, 2020.

Our By-Laws contain provisions regarding information that must be set forth in a shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought before an annual meeting by a shareholder.

OTHER BUSINESS

The Company knows of no other matters to be submitted to shareholders at the annual meeting, other than the proposals referred to in this Proxy Statement. If any other matters properly come before the shareholders at the annual meeting, it is the intention of the proxy holders named in the accompanying proxy card to vote the shares represented thereby on such matters in accordance with the Board’s recommendations

OTHER INFORMATION

If a shareholder or any other interested party has a matter that they would like to communicate with the Board, our non-management directors as a group, or any individual director (including our Lead Director), the shareholder or interested party may write to our Lead Director in care of the Office of our Corporate Secretary, at our principal executive office address at 150 North Riverside Plaza, Suite 2100, Chicago, Illinois 60606. All communications sent will be reviewed by our Lead Director, who will determine whether the communication should be distributed to the Board, all of our non-management directors as a group or the specified individual director, as applicable.

A copy of our 2018 Annual Report to Shareholders, which includes our 2018 Form 10-K, is being mailed with this Proxy Statement and is also available at www.navigant.com/2018annualreport. We will also send you additional copies of the 2018 Form 10-K and this Notice of Annual Meeting and Proxy Statement, and accompanying proxy card, without charge upon request. Please send your written request to the attention of our Director of Investor Relations at the address noted in the preceding paragraph.

APPENDIX A

NON-GAAP FINANCIAL INFORMATION

The above Compensation Discussion and Analysis section of the Proxy Statement of Navigant Consulting, Inc. includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission. Reconciliations of each non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”) are included below. This information should be considered as supplemental in nature and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share data)

(Unaudited)

Adjusted Earnings Per Share (1)	For the year ended December 31,
	2018	2017
Adjusted Net Income reconciliation:
Net income from continuing operations	$15,183	$31,357
Tax-effected impact of severance expense	1,833	2,821
Tax-effected impact of other operating (benefits) costs—contingent acquisition liability adjustment, net	(779)	1,325
Tax-effected impact of other operating costs (benefit)—gain on termination of swaps and other financing costs	(304)	87
Tax-effected impact of other operating costs—other impairment	741	—
Tax-effected impact of other operating (benefits) costs—other costs	2,551	145
Impact of certain income tax related items	2,235	(18,493)

Adjusted Net Income from continuing operations	$21,460	$17,242

Shares used in computing adjusted per diluted share data	45,727	48,226
Adjusted Earnings per Share from continuing operations	$0.47	$0.36

Footnotes

(1)

Adjusted Net Income and Adjusted Earnings per Share exclude net income and per share net income impact of severance expense and other operating costs (benefit) and certain tax adjustments including the benefit recognized in the fourth quarter 2017 related to the 2017 Tax Cuts and Jobs Act and the impact of prior period tax adjustments related to the settlement of our 2014 income tax audit with the IRS (impacting 2018 periods only), as applicable. While other operating costs (benefit) are generally non-recurring in nature, severance expense and certain other operating costs are not considered to be non-recurring, infrequent or unusual to our business. Management believes that these non-GAAP financial measures provide investors with enhanced comparability of Navigant’s results of operations across periods.

A-1

NAVIGANT CONSULTING, INC. 150 N. RIVERSIDE PLAZA SUITE 2100 CHICAGO, IL 60606

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 13, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NCI2019
You may attend and vote during the meeting via the Internet. Have the 16-digit control number that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2019. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E74266-P23465                KEEP THIS PORTION FOR  YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a. Kevin M. Blakely 1b. Cynthia A. Glassman 1c. Julie M. Howard 1d. Stephan A. James 1e. Rudina Seseri 1f. Michael L. Tipsord 1g. Kathleen E. Walsh 1h. Jeffrey W. Yingling 1i. Randy H. Zwirn		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐

The Board of Directors recommends you vote FOR proposals 2

and 3.

2.  Proposal to approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement.

3.  Proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

NOTE: The proxies will vote in their discretion upon any other business properly brought before the meeting, or any adjournments or postponements of the meeting.

								For ☐ ☐	Against ☐ ☐	Abstain ☐ ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — —  — — — — —  — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

E74267-P23465

NAVIGANT CONSULTING, INC.

Annual Meeting of Shareholders - May 14, 2019

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice & Proxy Statement and Annual Report and hereby appoint(s) Stephen R. Lieberman and Monica M. Weed, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held on Tuesday, May 14, 2019, at 10:00 A.M., Central Time via live webcast at www.virtualshareholdermeeting.com/NCI2019, and at any adjournment or postponement thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if present at the meeting, on all matters set forth on the reverse side.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Continued and to be marked, signed and dated on the reverse side.